                                                                   EXHIBIT 10.12








                                   $90,000,000

                           REVOLVING CREDIT AGREEMENT




                          dated as of January 17, 1997


                                      among



                    GENOVESE DRUG STORES, INC., as Borrower,



                                       and



                        FLEET BANK, NATIONAL ASSOCIATION,
                            THE BANK OF NEW YORK and
                 STATE STREET BANK AND TRUST COMPANY, as Banks,



                                       and



            FLEET BANK, NATIONAL ASSOCIATION, as Administrative Agent

                                       and

                  THE BANK OF NEW YORK, as Documentation Agent

                                TABLE OF CONTENTS

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ARTICLE 1. DEFINITIONS; ACCOUNTING TERMS                                                                          1

   SECTION 1.1.  DEFINITIONS                                                                                      1

   SECTION 1.2.  ACCOUNTING TERMS                                                                                12


ARTICLE 2. CREDIT FACILITY                                                                                       12

   SECTION 2.1.  LOANS                                                                                           12

   SECTION 2.2.  THE NOTES                                                                                       12

   SECTION 2.3.  USE OF PROCEEDS                                                                                 13

   SECTION 2.4.  BORROWING PROCEDURE FOR LOANS; RATE AND INTEREST PERIOD SELECTION; CONVERSIONS                  13

   SECTION 2.5.  MINIMUM AMOUNTS OF LOAN                                                                         14

   SECTION 2.6.  LETTERS OF CREDIT                                                                               14

   SECTION 2.6.1.  ANNUAL "CLEAN-UP REQUIRED                                                                     18

   SECTION 2.7.  CHANGES OF COMMITMENTS                                                                          18


ARTICLE 3. GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS                                                          18

   SECTION 3.1.  CERTAIN NOTICES                                                                                 18

   SECTION 3.2.  PREPAYMENTS                                                                                     18

   SECTION 3.3.  INTEREST ON LOANS                                                                               19

   SECTION 3.4.  COMMITMENT FEE                                                                                  20

   SECTION 3.5.  ORIGINATION FEE; ADMINISTRATION FEE                                                             21

   SECTION 3.6.  LETTER OF CREDIT FEES                                                                           21

   SECTION 3.7. PAYMENTS GENERALLY                                                                               21


ARTICLE 4. YIELD PROTECTION, ETC.                                                                                23

   SECTION 4.1.  CERTAIN COMPENSATION                                                                            23

   SECTION 4.2.  ADDITIONAL COSTS                                                                                24
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   SECTION 4.3.  LIMITATION ON TYPES OF LOANS                                                                    25

   SECTION 4.4.  ILLEGALITY                                                                                      25

   SECTION 4.5.  CERTAIN LIBOR LOANS PURSUANT TO SECTIONS 4.2. 4.3 AND 4.4                                       25

   SECTION 4.6. SURVIVAL                                                                                         26


ARTICLE 5. CONDITIONS PRECEDENT                                                                                  26

   SECTION 5.1.  DOCUMENTARY CONDITIONS PRECEDENT                                                                26

   SECTION 5.2.  ADDITIONAL CONDITIONS PRECEDENT                                                                 28

   SECTION 5.3.  DEEMED REPRESENTATION                                                                           28


ARTICLE 6. REPRESENTATIONS AND WARRANTIES                                                                        29

   SECTION 6.1.  INCORPORATION, GOOD STANDING AND DUE QUALIFICATIONS; COMPLIANCE WITH LAW                        29

   SECTION 6.2.  POWER AND AUTHORITY; NO CONFLICTS                                                               29

   SECTION 6.3.  LEGALLY ENFORCEABLE AGREEMENTS                                                                  29

   SECTION 6.4.  LITIGATION                                                                                      30

   SECTION 6.5.  FINANCIAL STATEMENTS; OTHER LIABILITIES                                                         30

   SECTION 6.6.  OWNERSHIP AND LIENS                                                                             30

   SECTION 6.7.  TAXES                                                                                           30

   SECTION 6.8.  ERISA                                                                                           31

   SECTION 6.9.  SUBSIDIARIES                                                                                    31

   SECTION 6.10.  CREDIT ARRANGEMENTS                                                                            31

   SECTION 6.11.  OPERATION OF BUSINESS                                                                          31

   SECTION 6.12.  HAZARDOUS SUBSTANCES.                                                                          31

   SECTION 6.13.  NO DEFAULT ON OUTSTANDING JUDGMENTS OR ORDERS                                                  32

   SECTION 6.14.  LABOR DISPUTES AND ACTS OF GOD                                                                 32

   SECTION 6.15.  GOVERNMENTAL REGULATION                                                                        32

   SECTION 6.16.  PARTNERSHIP, ETC.                                                                              32

   SECTION 6.17.  NO DEFAULT OR EVENT OF DEFAULT                                                                 32
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   SECTION 6.18.  SOLVENCY                                                                                       32

   SECTION 6.19.  NAME                                                                                           32

   SECTION 6.20.  OTHER AGREEMENTS                                                                               32

   SECTION 6.21.  MARGIN REGULATIONS, ETC.                                                                       33


ARTICLE 7. AFFIRMATIVE COVENANTS                                                                                 33

   SECTION 7.1.  MAINTENANCE OF EXISTENCE                                                                        33

   SECTION 7.2.  CONDUCT OF BUSINESS                                                                             33

   SECTION 7.3.  MAINTENANCE OF PROPERTIES                                                                       33

   SECTION 7.4.  MAINTENANCE OF RECORDS                                                                          33

   SECTION 7.5.  MAINTENANCE OF INSURANCE                                                                        33

   SECTION 7.6.  COMPLIANCE WITH LAWS                                                                            33

   SECTION 7.7.  RIGHT OF INSPECTION                                                                             34

   SECTION 7.8.  REPORTING REQUIREMENTS                                                                          34

   SECTION 7.9.  PAYMENT OF OBLIGATIONS                                                                          37

   SECTION 7.10.  SUBSIDIARIES                                                                                   37


ARTICLE 8. NEGATIVE COVENANTS                                                                                    37

   SECTION 8.1.  INDEBTEDNESS                                                                                    37

   SECTION 8.2.  LIENS                                                                                           38

   SECTION 8.3.  INVESTMENTS                                                                                     39

   SECTION 8.4.  SALE OF ASSETS                                                                                  39

   SECTION 8.5.  TRANSACTIONS WITH AFFILIATES                                                                    39

   SECTION 8.6.  MERGERS, ETC.                                                                                   40

   SECTION 8.7.  ACQUISITIONS                                                                                    40

   SECTION 8.8.  CORPORATE DOCUMENTS; FISCAL YEAR                                                                40

   SECTION 8.9.  HAZARDOUS SUBSTANCES; USE OF REAL PROPERTY                                                      40

   SECTION 8.10.  DIVIDENDS, ETC.                                                                                40
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                                      iii

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   SECTION 8.11. PREPAYMENTS                                                                                    41

   SECTION 8.12. OTHER MATERIAL ADVERSE CHANGE                                                                  41

   SECTION 8.13. SALES OF RECEIVABLES; SALE-LEASEBACKS                                                          41


ARTICLE 9. FINANCIAL COVENANTS                                                                                  41

   SECTION 9.1.  MINIMUM CONSOLIDATED TANGIBLE NET WORTH                                                        41

   SECTION 9.2.  MAXIMUM CONSOLIDATED EFFECTIVE LEVERAGE                                                        41

   SECTION 9.3.  MINIMUM FIXED CHANGE COVERAGE RATIO                                                            42

   SECTION 9.4.  CONSOLIDATED FUNDED DEBT TO CONSOLIDATED EBITDA                                                42

   SECTION 9.5.  CAPITAL EXPENDITURES                                                                           42


ARTICLE 10. EVENTS OF DEFAULT                                                                                   43

   SECTION 10.1.  EVENTS OF DEFAULT                                                                             43

   SECTION 10.2.  REMEDIES                                                                                      45


ARTICLE 11. THE AGENT; RELATIONS AMONG BANKS                                                                    46

   SECTION 11.1.  APPOINTMENT, POWERS AND IMMUNITIES OF AGENT                                                   46

   SECTION 11.2.  RELIANCE BY AGENT                                                                             46

   SECTION 11.3.  DEFAULTS                                                                                      47

   SECTION 11.4.  RIGHTS OF AGENT AS A BANK                                                                     47

   SECTION 11.5.  INDEMNIFICATION OF AGENT                                                                      47

   SECTION 11.6.  DOCUMENTS                                                                                     48

   SECTION 11.7.  NON-RELIANCE ON AGENT AND OTHER BANKS                                                         48

   SECTION 11.8.  FAILURE OF AGENT TO ACT                                                                       48

   SECTION 11.9.  RESIGNATION OF AGENT                                                                          49

   SECTION 11.10.  AMENDMENTS CONCERNING AGENCY FUNCTION                                                        49

   SECTION 11.11.  LIABILITY OF AGENT                                                                           49

   SECTION 11.12.  TRANSFER OF AGENCY FUNCTION                                                                  49

   SECTION 11.13.   NON-RECEIPT OF FUNDS BY THE AGENT                                                           49
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   SECTION 11.14.  WITHHOLDING TAXES                                                                            50

   SECTION 11.15.  SEVERAL OBLIGATIONS AND RIGHTS OF BANKS                                                      50

   SECTION 11.16.   PRO RATA TREATMENT OF LOANS, ETC.                                                           50

   SECTION 11.17.  SHARING OF PAYMENTS AMONG BANKS                                                              50


ARTICLE 12. MISCELLANEOUS                                                                                       51

   SECTION 12.1.  AMENDMENTS AND WAIVERS                                                                        51

   SECTION 12.2.  USURY                                                                                         51

   SECTION 12.3.  EXPENSES AND INDEMNIFICATION                                                                  52

   SECTION 12.4.  SURVIVAL                                                                                      52

   SECTION 12.5.  ASSIGNMENT; PARTICIPATION; CONFIDENTIALITY                                                    52

   SECTION 12.6.  NOTICES                                                                                       54

   SECTION 12.7.  SETOFF                                                                                        54

   SECTION 12.8.  JURISDICTION; IMMUNITIES                                                                      54

   SECTION 12.9.  TABLE OF CONTENTS; HEADINGS                                                                   55

   SECTION 12.10.  SEVERABILITY                                                                                 55

   SECTION 12.11.  COUNTERPARTS                                                                                 55

   SECTION 12.12.  INTEGRATION                                                                                  55

   SECTION 12.13.  GOVERNING LAW                                                                                55

   SECTION 12.14.  RELIEF FROM BANKRUPTCY STAY                                                                  55

   EXHIBITS AND SCHEDULES                                                                                        i
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                                       v

                  REVOLVING CREDIT AGREEMENT (the "Agreement") dated as of January 17, 1997 among GENOVESE DRUG STORES, INC., a corporation organized under the laws of the State of Delaware (the "Borrower"), FLEET BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America ("Fleet"), THE BANK OF NEW YORK, a New York banking corporation ("BNY") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation ("State Street", collectively with Fleet and BNY, the "Banks"); FLEET BANK, NATIONAL ASSOCIATION, as administrative agent for the Banks (in such capacity, the "Agent") and THE BANK OF NEW YORK, as documentation agent (in such capacity the "Documentation Agent").

                  The Borrower desires each of the Banks to extend credit to the Borrower and the Banks are willing to extend such credit on the terms and conditions set forth herein,

                  NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1.
                         DEFINITIONS; ACCOUNTING TERMS.

                  SECTION 1.1. Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

                  "Acquisition" means any transaction pursuant to which the Borrower or any of its Subsidiaries, (a) acquires, or enters into an agreement to acquire, equity securities (or warrants, options or other rights to acquire such securities) of any Person which is not then a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes, or enters into any agreement to make, any Person not then a Subsidiary of the Borrower a Subsidiary of the Borrower, or causes any such Person to be merged into the Borrower or any of its Subsidiaries, or vice versa in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then outstanding securities, in exchange for such securities, of cash or securities of the Borrower or any of its Subsidiaries, or a combination thereof, (c) purchases, or enters into an agreement to purchase, all or substantially all of the business or assets of any Person including, without limitation, any transaction in which the Borrower purchases or acquires substantially all of the assets, including the fixed assets, the real property, the lease or the leasehold improvements of one or more pharmacies or drug stores. For purposes hereof, the term "Acquisition" shall not include (x) Pharmacy Buy-outs or (y) the formation by the Borrower or any of its Subsidiaries of a new Subsidiary that does not involve any of the transactions referred to in the immediately preceding sentence.

                  "Additional Costs" shall have the meaning given to such term in Article 4 hereof.

                  "Administration Fee" means the administration fee to be paid by the Borrower to the Agent for the ratable benefit of the Banks pursuant to
Section 3.5 hereof.

                  "Affiliate" means, with respect to any Person, any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, such Person; (b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of such Person; (c) 5% or more of the voting stock or other voting interests of which is directly or indirectly beneficially owned or held by such Person; (d) which is a partnership in which such Person is a general partner; or (e) which is a limited liability company in which such Person is a member. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Aggregate Letters of Credit Outstandings" means, at a particular time, the sum of (a) the aggregate maximum amount at such time which is available or available in the future to be drawn under all outstanding Letters of Credit under this Agreement plus (b) the aggregate amount of any payments made by the Agent on behalf of the Banks under any Letter of Credit under this Agreement that has not been reimbursed by the Borrower.

                  "Aggregate Outstandings" means, at a particular time, the sum of (a) the Aggregate Letters of Credit Outstandings at such time, plus (b) the aggregate outstanding principal amount of the Loans at such time.

                  "Agreement" means this Agreement, as amended or supplemented from time to time pursuant to the terms hereof. References to Articles, Sections , Exhibits, Schedules and the like refer to the Articles, Sections , Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

                  "Alternate Base Rate" means the rate of interest determined by the Agent to be the higher of (i) the Federal Funds Rate plus 1/2 of 1% per annum or (ii) the Prime Rate less 1/2 of 1% per annum.

                  "Amortization" means amortization as determined or calculated in accordance with GAAP.

                  "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City, provided that whenever such day relates to a LIBOR Loan or notice with respect to any LIBOR Loan, such term shall mean any such day on which dealings in Dollar deposits are also carried out in the London interbank market.

                  "Base Rate Loan" means any Loan when and to the extent that the interest rate for such Loan is determined on the basis of the Alternate Base Rate.

                  "Capital Expenditures" means the sum of (a) expenditures for any fixed assets or improvements, replacements, substitutions, or additions thereto which would be treated as capital expenditures in accordance with GAAP, (b) capital expenditures in connection with Pharmacy Buy-outs and Acquisitions, and (c) the portion of all payments with respect to Capital Leases which are required to be capitalized on the balance sheet of the lessee in accordance with GAAP (without duplication of expenditures in clause (a) above).

                  "Capital Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

                  "Cash Collateral" means a Dollar deposit by the Borrower made in immediately available funds to savings, checking or time deposit accounts at the Agent for the ratable benefit of the Banks, in accordance with their respective Commitment Proportions and the execution of all documents and the taking of all steps required to give the Agent, for the benefit of the Banks, a perfected security interest in such deposits.

                  "Change in Control" means any event or condition which results in any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than a member of the Genovese Family or a Person or group that is actively involved in the day to day management of the Borrower on the date of this Agreement: (i) having acquired beneficial ownership of equity securities of the Borrower having 30% or more of the voting power in the election of directors of the Borrower or (ii) obtaining the power (whether or not exercised) to elect a majority of the Borrower's directors.

                  "Closing Date" means the date upon which the initial extension of credit hereunder is made.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" means with respect to each Bank, the obligation of such Bank to extend credit to the Borrower hereunder and, subject to the terms hereof, in the following aggregate amounts as such amounts may be reduced in accordance with the terms of this Agreement:

                    Fleet                         $36,000,000
                    BNY                           $36,000,000
                    State Street                  $18,000,000

                  "Commitment Fee" means the commitment fee payable by the Borrower to each of the Banks pursuant to Section 3.4 hereof

                  "Commitment Proportion" means, with respect to each Bank at the time of determination, that proportion that its Commitment bears to the Total Commitments.

                  "Consolidated Current Portion of Long Term Debt" means, at a particular time, all amounts which would, in conformity with GAAP, be included as the current portion of long term debt on a consolidated balance sheet of the Borrower and its Subsidiaries on such date.

                  "Consolidated EBITDA" means, for any fiscal period, Consolidated Net Income of the Borrower and its Subsidiaries before provision for federal, state and local income taxes, minus all extraordinary gains; and, plus (i) Consolidated Interest Expense and (ii) plus Depreciation and Amortization, on a consolidated basis, all as determined in accordance with GAAP.

                  "Consolidated Funded Debt" means, on a consolidated basis, all Indebtedness of the Borrower and its Subsidiaries having an original maturity of one year or more including the current portion of such Indebtedness.

                  "Consolidated Interest Expense" means, for a particular period, the consolidated interest expense of the Borrower and its Subsidiaries as reflected in the Borrower's consolidated financial statements for such period and calculated in accordance with GAAP and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incidence of Indebtedness to the extent included in interest expense, and (iii) the portion of any Capital Lease obligation allocable to interest expense.

                  "Consolidated Net Income" means, for a particular period, the consolidated net income of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

                  "Consolidated Operating Rents" means, for any period, the sum of all rent and of additional rent payments made by the Borrower and its Subsidiaries pursuant to any leases for real properties entered into by such parties with non-affiliated entities.

                  "Consolidated Tangible Net Worth" means, at any particular date, the amount of excess of Consolidated Total Assets over Consolidated Total Liabilities which would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, less all intangible assets, including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and developmental costs and training costs as at such date.

                  "Consolidated Total Assets" means, at a particular date, all amounts which would in conformity with GAAP be included as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

                  "Consolidated Total Liabilities" means, at a particular date, all amounts which would in conformity with GAAP, be included as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, including, without limitation, all Subordinated Debt.

                  "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

                  "Default Rate" means a rate per annum equal to 2% above the rate of interest that would then be applicable to Base Rate Loans.

                  "Depreciation" means depreciation as determined or calculated in accordance with GAAP.

                  "Dividends" means, for any period, dividends paid by the applicable Person.

                  "Documentary Letter of Credit" means a documentary credit as defined in the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500, or any successor publication thereof.

                  "Dollars" and the sign "$" mean lawful money of the United States of America.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic substances or Hazardous Substances or wastes.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

                  "Event of Default" shall have the meaning given such term in
Section 10.1 hereof.

                  "Eurocurrency Reserve Requirements" means, with respect to each Interest Period for each LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a percentage and rounded upward, if necessary, to the nearest 1/100 of 1%) of reserve requirements current on the date two Banking Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and/or from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding maintained by a member bank of such system.

                  "Existing Bank Debt" means Indebtedness of the Borrower to Fleet and BNY, existing on the date hereof and arising pursuant to the terms of
(ii) a Second Amended and Restated Revolving Credit Term Loan Agreement dated as of May 15, 1993 by and among the Borrower, National Westminster Bank USA, as predecessor to Fleet, and BNY, as such agreement has been amended, modified or supplemented and (ii) lines of credit extended to the Borrower by each of Fleet and BNY.

                  "Existing Letter of Credit" means any letter of credit issued prior to the date of this Agreement listed on Schedule 2.6 hereto.

                  "Facility Documents" means this Agreement, the Notes, the Guarantees, and all other agreements, documents and instruments executed in connection herewith or therewith including, but not limited to, all documents and instruments executed by the Borrower or any Guarantor in favor of any Bank in connection with this Agreement and the Loans made hereunder.

                  "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so announced or published for any day which is a Banking Day, the average of quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

                  "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied with respect to the financial statements of the Borrower, its Subsidiaries, and Affiliates or any Guarantor which are the subject of Section 6.5 hereof.

                  "Genovese Family" means any descendent of Joseph and Viola Genovese, or a spouse, widow, widower or ex-spouse of such a descendent.

                  "Guarantees" means the guarantees to be delivered on the Closing Date to the Banks by each of the Guarantors and the guarantees to be delivered to the Banks from time to time hereafter by Persons that become Guarantors subsequent to the Closing Date, all in the form(s) attached hereto as Exhibit B.

                  "Guarantor" means each of Genplus Managed Care, Inc., a Delaware corporation, and all hereafter arising subsidiaries of the Borrower.

                  "Hazardous Substance" or "Hazardous Substances" means any material, including, without limitation, raw, processed or waste by-product materials, which in itself or as found or used, is toxic, noxious or harmful to the health or safety of human or animal life or vegetation, regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, or airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located or used in any such structure, including, but in no event limited to, all hazardous materials, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined or classified as such under any Environmental Law, regardless of the quantity found, used, manufactured or removed from a given location.

                  "Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances made to it of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all net payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all guarantees by such Person and (i) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Termination Date.

                  "Interest Period" means the period commencing on the date of making, renewal or conversion of a Loan to a LIBOR Loan and expiring one week or one, two, three, six or, subject to the approval of the Banks, twelve months thereafter, as designated by the Borrower in the notice given to the Agent making such Loan under Section 2. 4 hereof; provided that:

                       (a) the initial Interest Period for any LIBOR Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the next preceding Interest Period expires;

                       (b) if any Interest Period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day, provided, however, that if any Interest Period would otherwise expire on a day which is not a Banking Day but is a day of a calendar month after which no further Banking Day occurs (in such month), such Interest Period shall expire on the next preceding Banking Day;

                       (c) no Loan shall be continued as or converted to a LIBOR Loan if at the time of any such continuation or conversion a Default or an Event of Default exists; and

                       (d) no Interest Period for a Loan shall extend beyond the Termination Date; and

                       (e) Each Interest Period that commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the relevant subsequent calendar month) shall end on the last Banking Day of the relevant subsequent calendar month.

                  "Lending Office" means, for each Bank, the lending office of such Bank (or of an affiliate of such Bank) designated as such on its signature page hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Borrower as the office by which its Loans are to be made and maintained.

                  "Letter of Credit" means any Standby Letter of Credit or Documentary Letter of Credit issued by the Agent for the account of the Borrower pursuant to the terms of this Agreement. Unless the context otherwise requires, the Existing Letters of Credit shall be Letters of Credit for all purposes of this Agreement.

                  "LIBOR" means, with respect to any Interest Period for any LIBOR Loan, (i) the rate of interest per annum for deposits in Dollars in the London interbank market and having a maturity equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on the second Banking Day before (and for value on) the commencement of such Interest Period, or (ii) if the rate referred to in clause (i) does not appear on the Telerate Page 3750, the rate of interest per annum determined by the Agent to be the cost of funding LIBOR Loans comprising part of such borrowing in the eurocurrency market for such Interest Period at or about 11:00 a.m. (New York City time) on the second Banking Day before (and for value on) the commencement of such Interest Period; provided, however, that if the day on which quotations would ordinarily be given in the relevant interbank market for deposits in Dollars is not the second Business Day before the commencement of the Interest Period for value on the commencement of such Interest Period, then LIBOR will be determined on the day on which quotations would normally be given for Dollars for value on the commencement of such Interest Period. "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers Association as the information vendor for purposes of displaying British Bankers Association Interest Settlement Rates for dollar deposits). Notwithstanding the foregoing, LIBOR for Interest Periods of one week shall be determined by the Agent by reference to the relevant Reuters LIBOR Rate screen on the Reuters service, or if such screen is unavailable, by reference to such other published rate for LIBOR Loans having corresponding Interest Periods as the Agent deems appropriate.

                  "LIBOR Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of Reserve Adjusted LIBOR Rate.

                  "Lien" means any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                  "Loan" means any extension of credit made by a Bank pursuant to Section 2.1 hereof.

                  "Margin" means with respect to Loans and the Commitment Fee:

RATIO OF CONSOLIDATED FUNDED DEBT TO                      MARGIN
CONSOLIDATED EBITDA PURSUANT TO SECTION 9.4:

                                             LIBOR LOANS AND STANDBY      COMMITMENT
                                             LETTERS OF CREDIT            FEE
                                             -----------------            ---
(a)      Greater than 2.25:1.0                         0.75               0.20

(b)      Greater than 1.75:1.00 but less               0.60               0.15
         than or equal to 2.25:1.0

(c)      Less than or equal to 1.75:1.00               0.45               0.15



The Margin will be set on the day which is 10 Banking Days following the receipt by the Banks of the financial statements referenced in Section 7.8(a) or Section 7.8(b), as the case may be, and shall apply to all LIBOR Loans outstanding on such date or to be made on or after such date until, but not including, the next date on which the Margin is reset in accordance with the provisions hereof; provided, however, that if any financial statements are not received by the Banks within 15 days of the date they are due as provided in Section 7.8(a) or
Section 7.8(b) hereof, as the case may be, the Margin on all LIBOR Loans outstanding on such date or to be made on or after the date the Margin should have been reset in accordance with the foregoing provisions (i.e., assuming timely delivery of the requisite financial statements), until the day which is 10 Banking Days following the receipt by the Banks of such financial statements, will be as set forth in subparagraph (a) above; and provided that the Banks shall not in any way be deemed to have waived any Event of Default or any of their remedies hereunder (including, without limitation, remedies provided in Article 10 hereof) in connection with the provisions of the foregoing proviso. The Margin for the period from the Closing Date until the first quarterly determination as provided herein, shall be as set forth in subparagraph (b) above.

                  "Multiemployer Plan" means a Plan defined as such in Section 400(a)(3) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

                  "Notes" means collectively the promissory notes of the Borrower in the form of Exhibit A hereto evidencing the Loans made by a Bank hereunder.

                  "Obligations" means all of the obligations of the Borrower or any Guarantor to the Banks under or in relation to this Agreement, the Notes, any Loans, any Letters of Credit or any of the other Facility Documents, as such agreements, documents and instruments are originally executed or as modified, amended, restated, supplemented or extended from time to time, and all obligations of the Borrower or any Guarantor to the Banks arising out of any extension, refinancing or refunding of any of the foregoing obligations, whether such obligations are now existing or hereafter acquired or arising, direct or indirect, joint or several, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Liens" means those certain Liens defined in Section
8.2 hereof.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                  "Pharmacy Buy-Out" means the purchase or other acquisition by the Borrower of the customer lists, inventory and other assets of one or more pharmacies or drug stores; provided, however, that the term "Pharmacy Buy-Out" shall not include any transaction in which the Borrower acquires the fixed assets, the building, the lease or the leasehold improvements of one or more pharmacies or drug stores.

                  "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies provided that such term shall not include plans terminated prior to the date hereof.

                  "Prime Rate" means the rate of interest from time to time announced by the Agent at is Principal Office as its prime commercial lending rate.

                  "Principal Office" means, with respect to each Bank, its principal office as announced by such Bank from time to time.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                  "Regulatory Change" means, with respect to any Bank, any change after the Closing Date in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "Reportable Event" means any of the events set forth in
Section 4043(c) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

                  "Required Banks" means, at any time, with respect to any decisions to be made by the Banks hereunder, Banks having at least 66 2/3% of the aggregate Commitments hereunder or, if the Commitments shall have terminated, Banks holding at least 66-2/3% of the Aggregate Outstandings.

                  "Reserve Adjusted LIBOR Rate" means, with respect to the Interest Period for a LIBOR Loan, the rate per annum (rounded upwards to the nearest whole multiple of 1/100th of one percent) equal to the following:

                                      LIBOR

                    1.00 - Eurocurrency Reserve Requirements.

                  "Solvent" means when used with respect to any Person on a particular date, that on such date: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its Indebtedness as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond such Person's ability to pay as such Indebtedness and liabilities mature and (d) such Person is not engaged in business or a transaction for which such Person's property would constitute an unreasonably small capital.

                  "Standby Letter of Credit" means a standby letter of credit as defined in the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500 or any successor publication thereof.

                  "Subordinated Debt" means unsecured Indebtedness of the Borrower that is subordinated, on the terms satisfactory to the Banks in their sole discretion, to the Borrower's obligations to the Banks under this Agreement.

                  "Subsidiary," with respect to any Person, means any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are, at the relevant time, owned directly or indirectly by such Person.

                  "Taxes" means any and all levies due and payable to any federal, state, municipality or other governmental authority under the laws of the United States of America, any state of the United States and any municipality or other governmental authority thereof.

                  "Termination Date" means the earlier to occur of (a) the date on which the Commitments shall terminate hereunder and (b) January 17, 2002.

                  "Total Commitments" means, at any time, the aggregate Commitments in effect at such time.

                  "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

                  SECTION 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP, as in effect on the date such financial data is required to be delivered; provided, that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 9 to eliminate the effect of any change of GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 9 for such purpose), then the Borrowers' compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

                                   ARTICLE 2.
                                CREDIT FACILITY.

                  SECTION 2.1. Loans. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make revolving credit loans in Dollars (the "Loans"), and all Loans shall be made by each Bank, on a pro-rata basis in accordance with its respective Commitment Proportion, to the Borrower from time to time, from and including the date hereof to but excluding the Termination Date, up to but not exceeding at any one time outstanding the amount of its Commitment; provided, that no Loan shall be made if after giving effect to such Loan the Aggregate Outstandings at the time of such Loan would exceed the Total Commitments in effect on such date. The Loans may be outstanding as Base Rate Loans or LIBOR Loans; provided, however, that upon the occurrence and during the continuance of an Event of Default, the Borrower may not elect and the Banks shall have no obligation to make LIBOR Loans. Subject to the foregoing limits, the Borrower may borrow, repay and reborrow, on or after the date hereof and prior to the Termination Date, all or a portion of the Total Commitments as Loans hereunder. Any amount of any Loan not paid when due (at maturity, on acceleration or otherwise) shall bear interest thereafter until paid at the rate set forth in Section 3.3(c) hereof.

                  SECTION 2.2. The Notes. The Loans of each Bank shall be evidenced by a single promissory note in favor of such Bank substantially in the form of Exhibit A hereto with appropriate insertions, duly executed and completed by the Borrower. Each Bank is hereby authorized to record the date, type and amount of each Loan, the date and amount of each payment of principal thereof, and the principal amount thereof and interest rate with respect thereto in such Banks' records and/or on the schedules annexed to and constituting a part of its Note, and, absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided that the failure to make any such recordation shall not in any way affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement (without giving effect to any such error made in the Note). Each Note (a) shall be dated the date hereof, (b) be stated to mature on the Termination Date and (c) shall bear interest on the unpaid principal amount thereof from time to time outstanding as provided herein.

                  SECTION 2.3. Use of Proceeds. The Borrower shall use the proceeds of the Loans (i) on the date of this Agreement, to repay in full Existing Bank Debt; (ii) for general corporate and working capital purposes;
(iii) to finance acquisitions of assets in connection with (a) new store openings and (b) existing store renovations; (iv) to finance Pharmacy Buy-Outs or other Acquisitions, permitted pursuant to Section 8.7 hereof; (v) subject to the limitations contained in Section 9.5 and elsewhere herein, to finance capital expenditures; and (v) for the issuance of Letters of Credit subject to the sub-limits set forth below. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loans.

                  SECTION 2.4. Borrowing Procedure for Loans; Rate and Interest Period Selection; Conversions.

                        (a) The Borrower may request a borrowing under the Commitments hereunder as provided in Section 3.1. Each Bank will make its share of such borrowing available to the Agent at the Agent's office located at 300 Broad Hollow Road, Melville, New York 11747 not later than 2:00 p.m. New York City time on the date of such borrowing in immediately available funds. Unless any applicable condition specified in Article 5 has not been satisfied, not later than 3:00 p.m. New York City time on the date of such borrowing, the Agent shall, through its Lending Office and subject to the conditions of this Agreement, make the amount of the Loan to be made on such date available to the Borrower, in immediately available funds, by crediting an account of the Borrower designated by the Borrower and maintained with the Agent.

                        (b) In the case of each Loan which is a LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1. 1, subject to the limitations that no Interest Period for a LIBOR Loan shall have a duration less than one week, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available.

                        (c) Upon the expiration of an Interest Period for any LIBOR Loan, or any portion thereof, such LIBOR Loan or portion thereof shall be automatically continued as a Base Rate Loan except to the extent that such LIBOR Loan shall be repaid hereunder or unless the Borrower shall have notified the Agent, as provided in Section 3.1 hereof, of its intention to select a different interest rate option with respect to such LIBOR Loan or any portion thereof.

Subject to the following conditions and to the terms and conditions of this Agreement, the Borrower shall have the right to convert any Loan or portion thereof to a different type of Loan (i.e., from a Base Rate Loan to a LIBOR Loan or vice versa):

                        (i) if less than all Loans at the time outstanding shall be converted, the notice given by the Borrower to the Agent shall specify the aggregate amount of Loans in each case to be converted and such conversion shall be made ratably among the Banks in accordance with their respective Commitment Proportions;

                        (ii) in the case of a conversion of less than all outstanding Loans, the aggregate principal amount of Loans to be converted shall not be less than (1) $500,000 (and, if greater, in integral multiples of $100,000) in the case of conversions to LIBOR Loans or (2) $200,000 (and, if greater, in integral multiples of $100,000) in the case of conversions to Base Rate Loans;

                        (iii) no Loan may be converted to a LIBOR Loan less than one month before the Termination Date;

                        (iv) a LIBOR Loan may be converted to a different type of Loan only on the last day of the then applicable Interest Period with respect thereto; and

                        (v) no Loan or portion thereof may be converted to a LIBOR Loan upon the occurrence and during the continuance of an Event of Default.

                  Notwithstanding anything to the contrary herein, after giving effect to any Loan, unless consented to by the Required Banks in their sole discretion, there shall not be more than fifteen (15) different Interest Periods in effect in respect of all Loans then outstanding. Furthermore, at the time of making any LIBOR Loan having an Interest Period of twelve (12) months or more, after given effect to such Loan, no more than one-half (1/2) of the outstanding principal balance of all Loans may be LIBOR Loans having Interest Periods of twelve (12) months.

                  SECTION 2.5. Minimum Amounts of Loan. Except for borrowings which involve or utilize the full remaining amount of the Commitments and payments which result in the prepayment of all Base Rate Loans, each borrowing and payment of a Base Rate Loan shall be in an amount at least equal to $200,000 and, if greater, integral multiples of $100,000 in excess thereof. Each borrowing and payment of a LIBOR Loan shall be in an amount at least equal to $200,000 and, if greater, in integral multiples of $ 100,000 in excess thereof.

                  SECTION 2.6.  Letters of Credit.

                  (a) Letters of Credit - Generally. Subject to the terms and conditions set forth in this Agreement, upon written request of the Borrower to the Agent in accordance herewith, provided that no Default or Event of Default shall be existing, the Agent shall issue Letters of Credit with pro rata participation by all of the Banks in accordance with their respective

Commitment Proportions pursuant to Section 2.6(d) below, at any time between the date hereof and the Termination Date. Notwithstanding the foregoing, (i) at no time shall Aggregate Letters of Credit Outstandings exceed $8,000,000, (ii) at no time shall more than $5,000,000 of availability be used for Documentary Letters of Credit or more than $3,000,000 of availability be used for Standby Letters of Credit and (iii) no Letter of Credit shall be issued or created if, after giving effect to such issuance, the foregoing limit would be exceeded or the Aggregate Outstandings would exceed the Total Commitments in effect on such date. Furthermore, notwithstanding anything contained herein to the contrary, the Agent shall not be under any obligation to issue a Letter of Credit if any order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin, restrict or restrain the Agent or any of the Banks in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Agent or any of the Banks shall prohibit or direct the Agent or any of the Banks in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or shall impose upon the Agent or any of the Banks with respect to any Letter of Credit, any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Borrower to the Agent or any of the Banks. The Existing Letters of Credit shall automatically be deemed to have been issued under, and shall be subject to the provisions of, this Agreement as of the date hereof. Each request for issuance of a Letter of Credit shall be in writing and shall be on the Agent's standard form. Subject to the terms and conditions contained herein, the expiration dates, amounts and beneficiaries of the Letters of Credit will be as designated by the Borrower. The Agent shall promptly notify the Banks of the amounts of all Letters of Credit issued hereunder and of any extension, reduction, termination or amendment of any Letter of Credit. No Letter of Credit shall expire more than one year after its issuance, and in no event shall any Letter of Credit expire after the fifth Banking Day prior to the Termination Date; provided, however, that any Standby Letter of Credit with a one year term may provide for the extension thereof for additional one year periods (which shall in no event extend beyond the Termination Date). The Borrower agrees to execute and deliver to the Agent such further documents and instruments in connection with any Letter of Credit issued hereunder as the Agent in accordance with its customary practices may request.

                  (b) Drawings Under Letters of Credit. The Borrower hereby absolutely and unconditionally promises with respect to any drawing made under a Letter of Credit to (a) pay the Agent as soon as possible but in any event within one Banking Day after any drawing under a Letter of Credit, in immediately available funds, the amount of such drawing under such Letter of Credit, plus interest thereon from the date of such drawing until repaid in full, or (b) by 11:00 a.m., New York City time, on the Banking Day immediately following the day of any such drawing, request a Base Rate Loan in accordance with Section 2.4 hereof to reimburse the Agent for the amount of the related demand for payment. The Borrower shall pay to the Agent interest on any amounts with respect to any such Letters of Credit not paid when due (i.e., the amount of any drawing which is not paid or repaid through the borrowing of a Base Rate Loan within one Banking Day after any such drawing pursuant to the provisions of this Agreement) until paid at a rate per annum equal to the Default Rate which would be applicable to a Base Rate Loan in an amount equal to such past due amount. If the Borrower so requests in accordance with the terms hereof and, if each of the conditions precedent to the making of a Loan set forth in Article 5 of this Agreement has been satisfied on the Banking Day following a drawing under a Letter of Credit, the amount of such drawing, plus interest thereon, for which the Agent has not been reimbursed by the Borrower shall become a Base Rate Loan made by the Banks to the Borrower on such day as the Agent shall give written notice (which written notice shall be by facsimile transmission or telex) to the Borrower and the Banks of such circumstances. The Agent agrees to forward to the Banks notice of the amount of each drawing under a Letter of Credit promptly upon the occurrence thereof. Each Bank agrees that on the first Banking Day after any such drawing, unless such Bank has theretofore made a Base Rate Loan in respect of such drawing, such Bank will immediately make available by no later than 3:00 p.m. to the Agent at its office located at 300 Broad Hollow Road, Melville, New York 11747, in Federal or other immediately available funds, its ratable share (i.e., payment for the participation it has purchased in accordance with its respective Commitment Proportion pursuant to Section 2.6(d)) of any such drawing or payment or maturity, plus any interest which shall have accrued thereon, provided that each Bank's obligation shall be reduced by its pro rata share (i.e., in accordance with such participation) of any reimbursement by the Borrower in respect of any such drawing or payment pursuant to this Section.

                  (c) Letter of Credit Obligations Absolute

                       (i) The obligation of the Borrower to reimburse the Agent as provided hereunder in respect of drawings or payments under Letters of Credit shall rank pari passu with the obligation of the Borrower to repay the Loans hereunder and shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, the obligation of the Borrower to reimburse the Agent in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or any related document or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred. The Agent may pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiration date of the Letter of Credit or any renewal or extension thereof then in effect, and conforms to the terms and conditions of such Letter of Credit. Furthermore, neither the Agent nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit.

                       (ii) Any action, inaction or omission on the part of the Agent or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Borrower and shall not place the Agent or any of its correspondents under any liability to the Borrower, in the absence of (i) gross negligence or willful misconduct by the Agent or its correspondents or (ii) the failure by the Agent to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit. The Agent's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

                  (d) Participations of Banks in Respect of Letters of Credit. The Agent and each Bank hereby irrevocably agree that the Agent shall grant and hereby grants to each Bank, and each Bank shall accept and purchase and hereby accepts and purchases from the Agent, an undivided risk participation in each Letter of Credit issued by the Agent pursuant to this Agreement equal to such Bank's Commitment Proportion of the Agent's rights and obligations under such Letter of Credit. Each Bank agrees with the Agent and the other Banks that its obligation to make the payments required by subsection (b) hereof relating to any such participations shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Agent) occurring before or after the making of any payment by the Agent pursuant to any Letter of Credit, including, without limitation:

                       (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein;

                       (ii) the existence of any Default or Event of Default; or

                       (iii) any change of any kind whatsoever in the financial position or credit-worthiness of the Borrower. Whenever the Agent has received from any Bank the payment in respect of its participation in any Letter of Credit required of such Bank under Section 2.6(b) hereof and it thereafter receives any payment related to such Letter of Credit (whether directly from the Borrower or any Guarantor or otherwise), the Agent will promptly distribute to the Agent for the account of each such Bank its pro rata share thereof (provided, however, that if the Agent shall thereafter be required to return any such payment so received, such Bank shall in turn return to the Agent the portion of such payment so distributed by the Agent to it).

                  (e) Use of Proceeds. The Borrower shall utilize Letters of Credit hereunder for general corporate purposes only. No part of the proceeds of any Letter of Credit will be used for any purpose which violates the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System as in effect on the date of issuance, drawing, creation or maturity with respect to any such Letter of Credit.

                  (f) Existing Letters of Credit. The Borrower and the Banks hereby agree that from and after the date hereof, subject to the satisfaction of the conditions precedent to the initial Loans hereunder or the issuance of the initial Letter of Credit hereunder as set forth in Article 5 hereof, each of the Existing Letters of Credit shall be a Letter of Credit for all purposes of this

Agreement (other than with respect to opening or transaction fees and the payment of commissions made or accrued prior to the date hereof, which fees and commissions shall be for the sole account of the Bank that issued the same), and the Banks hereby affirm their pro rata participation (i.e., in accordance with their respective Commitment Proportions) in each such Letter of Credit.

SECTION 2.6.1. Annual "Clean-up" Required. The Borrower shall be required to reduce Aggregate Outstandings hereunder to $70,000,000 or less for a period of
(30) consecutive days between December 1 and March 1 annually.

                  SECTION 2.7.  Changes of Commitments.

                  (a) The Borrower shall have the right to reduce or terminate the amount of the unused Commitments at any time and from time to time provided that: (i) the Borrower shall give notice of each such reduction or termination to the Agent as provided in Section 3.1, and (ii) each partial reduction shall be allocated pro rata among the Commitments of the Banks in accordance with their respective Commitment Proportions and shall be in an aggregate amount at least equal to $5,000,000 or, if greater, in integral multiples of $1,000,000.

                  (b) The Commitments, once reduced or terminated may not be reinstated.

                                   ARTICLE 3.
                  GENERAL CREDIT PROVISIONS; FEES AND PAYMENTS.

                  SECTION 3.1. Certain Notices. Except as otherwise provided in this Agreement, notices by the Borrower to the Agent of each borrowing pursuant to Section 2.4, each prepayment pursuant to Section 3.2, each reduction or termination of the Commitments pursuant to Section 2.7 and each conversion of Loans pursuant to Section 2.4 shall be irrevocable and shall be effective on the date of receipt only if received by the Agent by not later than 12:00 noon, New York City time, and (a) in the case of borrowings and prepayments of (i) Base Rate Loans, if given the date thereof and (ii) LIBOR Loans, if given two (2) Banking Days prior thereto; (b) in the case of reductions or terminations of the Commitments, given three (3) Banking Days prior thereto; and (c) in the case of conversions pursuant to Sections 2.4, if given two (2) Banking Days prior thereto. Each such notification which relates to a borrowing, continuation or conversion shall specify the amount of the type of Loan (i.e., Base Rate Loan or LIBOR Loan), the date of the proposed borrowing, whether such Loan represents an additional borrowing, a continuation or a conversion, and in the case of a LIBOR Loan, the Interest Period to be used in the computation of interest with respect thereto. Each such notice relating to a reduction or termination of the Commitments shall specify the amount of the Commitments to be reduced or terminated.

                  SECTION 3.2.  Prepayments.

                  (a) The Borrower shall have the right at any time and from time to time to prepay (i) any LIBOR Loan, in whole but not in part, subject to the provisions of Section 4.1, or

(ii) any Base Rate Loan, in whole or in part;
provided, however, that each such partial prepayment of a Base Rate Loan shall be in a minimum aggregate principal amount of $200,000 or, if greater, in amounts which are integral multiples of $100,000.

                  (b) In the event that the Aggregate Outstandings exceed the Total Commitments at any time prior to the Termination Date, the Borrower shall promptly pay or prepay so much of the Loans outstanding as shall be necessary in order that the Aggregate Outstandings will not exceed the Total Commitments then in effect. In addition, the Borrower shall prepay any outstanding Loans, without notice or demand from the Agent or the Banks, in an amount equal to (i) fifty (50%) percent of the first $50,000,000 of net proceeds received by the Borrower in connection with any equity offering, provided that if at the time of such equity offering a Default or Event of Default has occurred and is continuing, such mandatory prepayment shall be in an amount equal to one hundred (100%) percent of the net proceeds of the equity offering, or (ii) one hundred (100%) percent of the net proceeds in excess of $5,000,000 in any year of asset sales other than in the ordinary course of business. Upon any prepayments as required by the preceding sentence, the Total Commitments shall be reduced by an amount equal to the amount of such mandatory prepayments and each Bank's Commitment amount shall be reduced pro rata. At the time of such reduction in the Total Commitments, the Borrower will pay to the Agent, for the pro rata distribution to the Banks, the accrued commitment fees on the portion of the Total Commitments so terminated or reduced to the date of termination or reduction and, any indemnity or other costs associated with the mandatory prepayment of any LIBOR Loans prior to the last day of the applicable Interest Period. All prepayments under this subparagraph shall be subject to Section 4.1.

                  (c) All payments required by paragraph (b) above shall be made to the Banks pro rata in accordance with their respective Commitment Proportions and shall be applied as follows: first, to outstanding Base Rate Loans up to the full amount thereof and then to outstanding LIBOR Loans up to the full amount thereof and second, if at such time there are undrawn Letters of Credit outstanding, to provide Cash Collateral to be held by the Agent for the benefit of the Banks for application by the Agent to the payment of any drawing made under such Letters of Credit.

                  (d) All prepayments made pursuant to this Section 3.2 shall be accompanied by the payment of all accrued interest on the amount so prepaid and by all amounts required to be paid pursuant to Section 4.1 in connection therewith.

                  (e) If, after making the mandatory prepayment required by paragraph (b) above, the Aggregate Letters of Credit Outstanding exceeds the Total Commitment, the Borrower agrees to provide the Agent with Cash Collateral in an amount equal to such excess.

                  SECTION 3.3.  Interest on Loans.

                  (a) Base Rate Loans. The Borrower shall pay interest on the outstanding and unpaid principal amount of each Base Rate Loan made under this Agreement at a fluctuating rate per annum equal to the Alternate Base Rate from time to time in effect. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Prime Rate or the Federal Funds Rate, as the case may be. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty-five (365) days and shall be paid to the Agent for the account of the Banks in arrears on the first day of each month commencing February 1, 1997, and on the Termination Date. The Agent will use its best efforts to notify the Borrower of any change in the Alternate Base Rate, but any failure of the Agent to so notify the Borrower shall not affect any change in the interest rate or Base Rate Loans caused by such change in the Alternate Base Rate and shall not affect the Borrower's obligations hereunder.

                  (b) LIBOR Loans The Borrower shall pay interest on the outstanding and unpaid principal amount of each LIBOR Loan made under this Agreement for each Interest Period applicable to such LIBOR Loan at a rate per annum equal to the Reserve Adjusted LIBOR Rate in effect with respect thereto, plus the applicable Margin. Interest shall be calculated on the basis of the actual number of days elapsed divided by a year of three hundred sixty (360) days and shall be paid to the Agent, for the ratable benefit of the Banks, in arrears on the last day of the Interest Period applicable to such LIBOR Loan; provided, however, that if such Interest Period is longer than three months, interest shall be paid on the last day of each three-month period following the commencement of such Interest Period and on the last day of such Interest Period. If the applicable Margin changes during an Interest Period for a LIBOR Loan, the interest rate on such LIBOR Loan shall change accordingly.

                  (c) Post-Default. If any Event of Default under Section 10.1(a) hereof has occurred and is continuing hereunder, all Loans, and all interest, fees or other amounts due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) (i) in all cases other than LIBOR Loans, at the Default Rate until paid and (ii) in the case of LIBOR Loans, at a rate which shall be the greater of (x) the Default Rate or (y) 2% per annum in excess of the rate applicable to such LIBOR Loan, until the expiration of the Interest Period applicable to such Loan, at which time the Loan will automatically be converted into a Base Rate Loan, and until paid, shall bear interest at the Default Rate. In no event, however, shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. The obligation to so pay interest upon any reimbursement obligation of the Borrower to the Banks shall not be construed so as to waive the requirement for reimbursement on the same date that payment is made by the Banks as set forth in this Agreement.

                  SECTION 3.4. Commitment Fee. The Borrower shall pay to the Agent for the ratable benefit of the Banks a commitment fee for the period from and including the date hereof to and excluding the Termination Date equal to the product of (a) the applicable Margin (for Commitment Fee) during the applicable period multiplied by (b) the average daily unused portion of the Total Commitments during the applicable period. The commitment fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. The commitment fee shall be due and payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date. For purposes of calculating the Commitment Fee, outstanding Documentary Letters of Credit shall not be considered as usage hereunder.

                  SECTION 3.5.  Origination Fee; Administration Fee.

                  (a) The Borrower shall pay to the Agent for the ratable benefit of the Banks an origination fee of $90,000. The parties acknowledge that BNY has previously been paid $21,000 of its portion of the origination fee and that the amount payable on the date hereof and BNY's ratable share of such fee shall be reduced by such amount. This origination fee shall be due and payable on the date hereof.

                  (b) The Borrower shall pay to the Agent for the ratable benefit of the Banks an annual administration fee of $10,000. Such fee shall be payable on the date hereof and on each anniversary of the date of this Agreement.

                  SECTION 3.6.  Letter of Credit Fees.

                  (a) With respect to Documentary Letters of Credit, the Borrower shall pay to the Agent, for its sole account, transaction fees in amounts which are customarily charged by the Agent in connection with the issuance of Documentary Letters of Credit. In addition, the Borrower shall pay to the Agent on behalf of and for the ratable benefit of the Banks such payment commissions as are customarily charged by the Agent in connection with Documentary Letters of Credit.

                  (b) With respect to Stand-by Letters of Credit, the Borrower shall pay to the Agent, for its sole account, a fronting fee of 1/8 of 1% on the average daily amount of issued and undrawn Stand-by Letters of Credit. Such fee shall be payable monthly, in arrears, on the first day of each calendar month. In addition, the Borrower shall pay to the Agent on behalf of and for the ratable benefit of the Banks, an annual fee equal to the applicable Margin multiplied by the average daily amount of Stand-by Letters of Credit issued and available to be drawn. Such fee shall be payable quarterly, in arrears, on the first day of each calendar quarter.

                  SECTION 3.7.      Payments Generally.

                  (a) All payments under this Agreement or the Notes, shall be made in Dollars in immediately available funds to the Agent for the ratable benefit of the Banks, in accordance with the respective obligations of the Borrower then due and payable to each of them not later than 2:00 p.m. New York City time on the relevant dates specified above (each such payment made after such time on such due date is to be deemed to have been made on the next succeeding Banking Day), to the Agent's Principal Office. The Borrower will notify the Agent of any payment pursuant to the provisions of this Section at the same time it makes any such payment. The Agent may (but shall not be obligated to) debit the amount of any such payment to any ordinary deposit account of the Borrower with the Agent; provided, however, that the Agent shall not be permitted to debit any funds which are not available to the Borrower other than on an overdraft basis. The Borrower shall, at the time of making each payment under this Agreement or the Notes, specify to the Agent the principal or other amount payable by the Borrower under this Agreement or the Notes to which such payment is to be applied; provided, however, that in the event that the Borrower fails to so specify, or if a Default or an Event of Default has occurred and is continuing, the Agent shall apply such payment as they may elect in its sole discretion. If the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension. Each payment received by the Agent hereunder or under any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds.

                  (b) All payments made by the Borrower under this Agreement, the Notes or the other Facility Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or taxing authority of any jurisdiction located outside of the United States, excluding, in the case of each Bank, income taxes and franchise taxes (imposed in lieu of income taxes) imposed on such Bank as a result of a present or former connection between the jurisdiction of the government or the taxing authority imposing such tax and such Bank (excluding a connection arising solely from such Bank having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement, the Notes or the other Facility Documents) or any political subdivision or taxing authority thereof or therein, (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are withheld from any amounts payable to any Bank hereunder or under the Facility Documents, the amounts so payable to such Bank shall be increased to the extent necessary to yield to such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Notes and the other Facility Documents. Whenever any Taxes are payable by the Borrower, the Borrower shall send to such Bank within 30 days after the date of any payment, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Banks the required receipts or other required documentary evidence, the Borrower shall indemnify the Banks for any incremental taxes, interest or penalties that may become payable by any Bank as a result of any such failure. This indemnification shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor. If any Bank receives a refund in respect of any Taxes for which such Bank has received payment from the Borrower hereunder, such Bank shall promptly notify the Borrower of such refund and such Bank shall, within 30 days of receipt of a request by the Borrower repay such refund to the Borrower, provided that the Borrower, upon the request of such Bank, agrees to return such refund (plus any penalties, interest or other charges) to such Bank in the event such Bank is required to repay such refund. The agreements in this subsection shall survive the termination of this Agreement and the Facility Documents and the payment of the Notes and all other amounts payable hereunder or thereunder.

                                   ARTICLE 4.
                             YIELD PROTECTION, ETC.

                  SECTION 4.1.  Certain Compensation.

                  (a) The Borrower hereby agrees to indemnify the Banks against any loss or expense which the Banks or any one of them may sustain or incur as a consequence of any of the following:

                       (i) the receipt or recovery by a Bank, whether by voluntary prepayment, acceleration or otherwise, of all or any part of a LIBOR Loan prior to the last day of an Interest Period applicable thereto;

                       (ii) the conversion, prior to the last day of an applicable Interest Period, of a LIBOR Loan into a Base Rate Loan;

                       (iii) the failure by the Borrower to borrow any LIBOR Loan, convert any Base Rate Loan to a LIBOR Loan or continue any LIBOR Loan on the date of borrowing, conversion or continuation set forth in the notice delivered by the Borrower pursuant to the provisions hereof, unless such failure to borrow results from the Banks' failure to fund such borrowing when the Banks are required to do so under the terms of this Agreement; or

                       (iv) the failure by the Borrower to pay, punctually on the due date thereof, any amount payable by the Borrower with respect to or on account of any LIBOR Loan.

                  Without limiting the effect of the foregoing, the amount to be paid by the Borrower to any Bank in order to so indemnify such Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to such Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such LIBOR Loan at the rate of interest applicable to such LIBOR Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to default) over (ii) the amount of interest which would be earned by such Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum approximately equal to LIBOR, as the case may be, on an amount approximately equal to such principal amount for a period of time comparable to such Indemnity Period.

                       (b) Any Bank requesting indemnification pursuant to this
Section 4.1 shall deliver to Agent and to the Borrower a certificate as to any additional amounts payable pursuant to this Section 4.1 setting forth the basis and method of determining such amounts. Such certificate shall be conclusive, absent manifest error, as to the determination by each Bank set forth therein if made reasonably and in good faith. The Borrower shall pay to each Bank any amounts so certified by such Bank within 10 days of receipt of any such certificate. For purposes of this Section 4. 1, all references to the "Bank" shall be deemed to include any participant in this Agreement and/or the Loans.

                  SECTION 4.2.  Additional Costs.

                  (a) The Borrower shall pay to each Bank, from time to time, on demand of any such Bank, such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs which Bank reasonably determines are attributable to its obligation to make any Loan or issue any Letter of Credit hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note or any Letter of Credit in respect of any such obligations (other than taxes imposed on the overall net income of such Bank for any of such obligations by the jurisdiction in which such Bank has its principal office or Lending Office or franchise taxes imposed in lieu of income taxes); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definitions of "LIBOR Loans" or "Letters of Credit"); or (iii) imposes any other condition affecting this Agreement, or its Note (or any of such extensions of credit or liabilities) or any Letter of Credit and such Bank's obligations with respect thereto. Each Bank will notify the Agent and the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 4.2(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Notwithstanding anything herein to the contrary, no provision of this Section 4.2(a) shall be deemed to require the Borrower to make any payment of any amount to the extent that such payment would duplicate any payment made by the Borrower pursuant to
Section 3.7 hereof.

                  (b) Without limiting the effect of the foregoing provisions of this Section 4.2, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes LIBOR Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower, the obligation of such Bank to make LIBOR Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5 shall be applicable).

                  (c) Without limiting the effect of the foregoing provisions of this Section 4.2 (but without duplication), the Borrower shall pay to each Bank from time to time on request such amounts as such Bank may reasonably determine to be necessary to compensate such Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its

Affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority, of capital in respect of its Loans or other obligations hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Agent and the Borrower if it is entitled to compensation pursuant to this Section 4.2(c) as promptly as practicable after it determines to request such compensation.

                  (d) A statement of any Bank setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate such Bank as specified in paragraphs (a), (b) and (c) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each such Bank the amount shown as due on any such statement within ten (10) days after its receipt of the same.

                  (e) Any Bank claiming any additional amounts payable pursuant to this Section 4.2 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

                  SECTION 4.3. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if any Bank determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Loans" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any LIBOR Loans as provided in this Agreement, then such Bank shall as soon as practicable thereafter give written notice (or facsimile notice promptly confirmed in writing) of such determination to the Agent and the Borrower, and any request by the Borrower for the making of a LIBOR Loan or conversion or continuation of any Loan into a LIBOR Loan, in each case, pursuant to the provisions hereof shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Loan. Each determination by a Bank made hereunder shall be conclusive absent manifest error.

                  SECTION 4.4. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for any Bank or its Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Bank shall promptly notify the Agent and the Borrower thereof and such Bank's obligation to make or maintain LIBOR Loans hereunder shall be suspended until such time as such Bank may again make and maintain such affected Loans (in which case the provisions of Section 4.5 shall be applicable).

                  SECTION 4.5. Certain LIBOR Loans Pursuant To Sections 4.2. 4.3 and 4.4. If an event referred to in Section 4.2, 4.3 or 4.4 has occurred, the affected Bank shall be required to make Base Rate Loans in accordance with this Agreement, and all LIBOR Loans of such Bank then outstanding (but only to the extent required by Section 4.2, 4.3 or 4.4) shall be automatically converted into Base Rate Loans on the date specified by such Bank in such notice (which shall be, for each LIBOR Loan, the last day of the Interest Period applicable thereto unless such Bank determines that it is required by law to convert such LIBOR Loan on an earlier date in which case such earlier date shall be the date of conversion), and, to the extent that LIBOR Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Bank's LIBOR Loans shall be applied instead to its Base Rate Loans. In the event of any conversion of any LIBOR Loan to a Base Rate Loan pursuant to Section 4.5 prior to the maturity date with respect to such LIBOR Loan the Borrower shall pay to the relevant Bank all amounts required to be paid pursuant to Section 4.1 hereof.

                  SECTION 4.6. Survival. The indemnities and other obligations set forth in this Article 4 shall survive payment in full of all Loans or extensions of credit made pursuant to this Agreement and the Termination Date.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT.

                  SECTION 5.1. Documentary Conditions Precedent. The obligations of the Banks to make the initial Loans (or to issue Letters of Credit) on or after the date hereof are subject to the conditions precedent that:

                  (a) each Bank shall have received on or before the date hereof each of the following, in form and substance reasonably satisfactory to such Bank and its counsel:

                       (i) this Agreement and the Note executed in favor of such Bank duly executed by the Borrower;

                       (ii) a certificate of the Secretary of the Borrower and each of the Guarantors, dated the Closing Date, attesting to all corporate action taken by such entity, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement, together with certified copies of the certificate or articles of incorporation and the by-laws of the Borrower and each of the Guarantors; and, such certificate shall state that the resolutions and corporate documents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

                       (iii) a certificate of the Secretary of the Borrower and each of the Guarantors, dated the Closing Date, certifying the names and true signatures of the officers of such entity authorized to sign the Facility Documents and the other documents to be delivered by such entity under this Agreement;

                       (iv) a certificate of a duly authorized officer of the Borrower, dated the Closing Date, stating that the representations and warranties in Article 6 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

                       (v) Guarantees, duly executed by each Guarantor;

                       (vi) an opinion of counsel for the Borrower and Guarantors, dated the Closing Date, in substantially the form of Exhibit C;

                       (vii) satisfactory evidence that the Borrower and the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each other jurisdiction where qualification is necessary;

                       (viii) audited consolidated balance sheets of the Borrower and its Subsidiaries as of February 2, 1996, and consolidated income statements and statements of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all prepared in accordance with GAAP, together with the unqualified opinion thereon of Deloitte & Touche, LLP independent certified public accountants, and unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at November 8, 1996, together with income statements and statements of cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended November 8, 1996, and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each prepared by or under the supervision of the chief financial officer of the Borrower in accordance with GAAP and, in addition, the Banks shall have been provided the opportunity to review any management letter prepared for the Borrower by its auditors in connection with such financial statements;

                       (ix) certificates of insurance covering the assets and the business of the Borrower and the Guarantors, in form and substance (including with respect to general liability and products liability insurance) satisfactory to the Banks;

                       (x) satisfactory evidence that neither the Borrower nor any Guarantor is in default with respect to any contractual obligations to which it is a party, the effect of which may be material and adverse to the Borrower or any Guarantor or to the ability of the Borrower or any Guarantor to perform its obligations hereunder or under the other Facility Documents; and

                       (xi) such other documents, instruments, approvals, opinions and evidence as the Banks may reasonably require.

                  (b) the Borrower shall have paid or caused to be paid to the Banks in full all fees and expenses required to be paid hereunder or in connection herewith, and including all fees and expenses of the Banks incurred in connection with the preparation, execution and delivery of this Agreement and the other Facility Documents and the consummation of the transactions contemplated thereby and including up to $20,000 of the fees of the Banks' special counsel, Rivkin, Radler & Kremer, plus disbursements;

                  (c) the Borrower and the Guarantors shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Borrower and the Guarantors of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect;

                  (d) the Banks shall be satisfied that the proceeds of the initial Loans hereunder shall be applied to pay the Borrower's Existing Bank Debt in full on the date hereof and that all UCC-1 financing statements filed to secure the Borrower's obligations with respect to the Existing Bank Debt, if any, shall have been terminated;

                  (e) the Agent shall have been provided with copies of all credit agreements, loan agreements, indentures, mortgages and other documents relating to the extension of credit to the Borrower and shall be satisfied with its review of the foregoing;

                  (f) the Banks shall be satisfied with the form and content of all Schedules delivered by the Borrower pursuant to this Agreement or any document delivered in connection herewith; and

                  (g) all legal matters in connection with this financing shall be reasonably satisfactory to the Banks and their counsel.

                  SECTION 5.2. Additional Conditions Precedent. The obligations of the Banks to make any Loan or issue any Letter of Credit shall be subject to the further conditions precedent (which shall be in addition to, and shall not be deemed to limit or modify, any of the other terms and conditions hereunder) that on the date of such Loan or the Letter of Credit issuance the following statements shall be true:

                  (a) the representations and warranties contained in Article 6 hereof, which for purposes of this Section , shall be deemed to relate to the Borrower and to each Subsidiary as if each such Person were the subject of each such representation and warranty, are true and correct in all material respects on and as of the date of such Loan or Letter of Credit issuance as though made on and as of such date (except when such representation or warranty by its terms relates to the date hereof or another specific date);

                  (b) no Default or Event of Default has occurred and is continuing or would result from any such Loan; and

                  (c) no material adverse change shall have occurred in the business, properties, financial condition, prospects or operations of the Borrower or any Subsidiary or in the ability of the Borrower or any Guarantor to perform any of its obligations under this Agreement or under any of the Facility Documents with respect to any Loan or Letter of Credits since February 2, 1996.

                  SECTION 5.3. DEEMED REPRESENTATION. The acceptance by the Borrower of the proceeds of any Loan hereunder or the issuance of any Letter of Credit hereunder shall constitute, and shall be deemed to be, a representation by the Borrower that the statements contained in Section 5.2(a), (b) and (c) are true and correct on the date of such borrowing.

                                   ARTICLE 6.
                         REPRESENTATIONS AND WARRANTIES.

                  The Borrower and, where applicable, each Subsidiary, hereby represents and warrants that:

                  SECTION 6.1. Incorporation, Good Standing and Due Qualifications; Compliance with Law. Each of the Borrower and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or presently proposes to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required. In addition, the Borrower and each of its Subsidiaries is in compliance in all material respects with all laws, treaties, rules or regulations, and determinations or orders of or with respect to all arbitrators, courts or other governmental authorities applicable to it.

                  SECTION 6.2. Power and Authority; No Conflicts. The execution, delivery and performance by the Borrower and its Subsidiary of each of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of the stockholders of the Borrower or any of its Subsidiaries; (b) contravene the charter or by-laws of the Borrower or any of its Subsidiaries;
(c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, the provisions of Regulation U or X of the Board of Governors of the Federal Reserve system as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower; (d) result in a breach of or constitute a default or require any consent under any indenture or loan agreement or any other agreement, lease or instrument to which the Borrower or any of its Subsidiaries is a party or by which properties of the Borrower or any of its Subsidiaries may be bound or affected; (e) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any of its Subsidiaries except in favor of the Banks as herein provided; or (f) cause the Borrower or any of its Subsidiaries to be in default under any such rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

                  SECTION 6.3. Legally Enforceable Agreements. Each Facility Document is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower and each Subsidiary (if such entity or Person is a party thereto) enforceable against such entities or Person in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting creditors' rights generally or by the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

                  SECTION 6.4. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which would, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower or any of its Subsidiaries, or the ability of the Borrower or any of its Subsidiaries to perform its obligations hereunder.

                  SECTION 6.5. Financial Statements; Other Liabilities. The consolidated balance sheet of the Borrower and its Subsidiaries as at February 2, 1996, and the related income statements and statements of cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying notes, together with the unqualified opinion thereon of Deloitte & Touche, LLP, independent certified public accountants, and the interim financial statements of the Borrower and its Subsidiaries as at and as of (as the case may be) November 8, 1996, copies of which have been furnished to each of the Banks, fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to year-end adjustments and except, in the case of such interim financial statements, for the absence of notes thereto prepared in accordance with GAAP). As of the date hereof, there are no liabilities or obligations of the Borrower or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (a) as disclosed or provided for in the financial statements and notes thereto which are referred to above or which are not required to be so disclosed, or (b) which are disclosed elsewhere in this Agreement or in the Schedules hereto or which are not required to be so disclosed, or (c) arising in the ordinary course of business since November 8, 1996 or (d) created by this Agreement. The written information, exhibits and reports furnished by the Borrower to the Banks in connection with the negotiation of this Agreement are complete and correct in all material respects. No event has occurred which would constitute a material adverse change in the business, financial or other condition or prospects of the Borrower and the Guarantors taken as a whole.

                  SECTION 6.6. Ownership and Liens. Each of the Borrower and its Subsidiaries have title to, or valid leasehold interests in, all of its respective properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 6.5, and none of the properties and assets owned by the Borrower or its Subsidiaries, and none of their respective leasehold interests is subject to any Lien, except for Permitted Liens.

                  SECTION 6.7. Taxes. Each of the Borrower and its Subsidiaries has filed all tax returns (foreign, federal, state and local) required to be filed (including, without limitation, with respect to payroll and sales taxes) and each of the Borrower and its Subsidiaries has paid all taxes (including, without limitation, all payroll and sales taxes), assessments and governmental charges and levies shown thereon to be due, including interest and penalties, other than taxes, assessments and governmental changes and levies being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP shall have been provided on the books of the Borrower and its Subsidiaries.

                  SECTION 6.8. ERISA. As of the date hereof, the Borrower and its ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under
Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower, nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; except as described in Schedule 6.8, the Borrower and each of its ERISA Affiliates have met their minimum funding requirements under ERISA with respect to all of their Plans and there are no Unfunded Vested Liabilities, and neither the Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC under ERISA. With respect to the matters described in Schedule 6.8, no Plan of the Borrower or any of its Subsidiaries described therein has Unfunded Vested Liabilities in excess of 10% of the total vested liabilities of such Plan.

                  SECTION 6.9. Subsidiaries. As of the date hereof, Schedule 6.9 is a complete and correct list of all Subsidiaries of the Borrower.

                  SECTION 6.10. Credit Arrangements. Schedule 6.10 is a complete and correct list of all agreements, indentures, purchase agreements (other than agreements to purchase inventory entered into in the ordinary course of the Borrower's business), guaranties, Capital Leases and other investments, agreements and arrangements in effect on the date of this Agreement providing for or relating to extensions of credit in the aggregate amounts of $100,000 or more to the Borrower or any of its Subsidiaries for borrowed money (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

                  SECTION 6.11. Operation of Business. Each of the Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted.

                  SECTION 6.12. Hazardous Substances. Each of the Borrower and its Subsidiaries are in material compliance with all applicable Environmental Laws, and have obtained all necessary licenses and permits required to be issued pursuant to any applicable Environmental Law. As of the date hereof, neither the Borrower nor any of its Subsidiaries has received any notice or communication from any governmental agency with respect to (i) any Hazardous Substance relative to its operations, property or acts, or (ii) any investigation, demand or request pursuant to or enforcing any Environmental Law relating to it or its operations, property or acts, and no such investigation is pending or, to the knowledge of the Borrower, threatened.

                  SECTION 6.13. No Default on Outstanding Judgments or Orders. Each of the Borrower and its Subsidiaries has satisfied all judgments. Neither the Borrower nor any of its Subsidiaries is in default with respect to any writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign applicable to it which default, in any case or in the aggregate, would have a material adverse effect upon the business, properties or operations of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  SECTION 6.14. Labor Disputes and Acts of God. As of the date hereof, neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operations of the Borrower and its Subsidiaries taken as a whole, or the ability of the Borrower or any Guarantor to perform its obligations hereunder (in each case, after giving effect to insurance).

                  SECTION 6.15. Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Investment Company Act of 1940, as amended, or any other statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

                  SECTION 6.16. Partnership, Etc. Neither the Borrower nor any of its Subsidiaries is a partner in any partnership or a member in any limited liability partnership or corporation.

                  SECTION 6.17. No Default or Event of Default. No Default or Event of Default has occurred and is continuing under this Agreement.

                  SECTION 6.18. Solvency. The Borrower is Solvent. After giving effect to any Guarantee executed in connection with this Agreement, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

                  SECTION 6.19. Name. Except as set forth on Schedule 6.20, during the five years prior to the making of this Agreement, neither the Borrower nor any Guarantor has been known under, or transacted business using, any name or trade style except for the name set forth above such entity's signature on this Agreement.

                  SECTION 6.20. Other Agreements. Neither the Borrower nor any Guarantor is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which would, in any case or in the aggregate, have a material adverse effect on
(i) its business, operations, property or financial or other condition or (ii) its ability to carry out its obligations hereunder or under the Facility Documents. Neither the

Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

                  SECTION 6.21. Margin Regulations, etc. None of the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry Margin Stock. "Margin Stock" means "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System.

                                   ARTICLE 7.
                              AFFIRMATIVE COVENANTS

                  So long as any of the Notes or any other Obligations shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower shall, and the Borrower shall cause each of its Subsidiaries to:

                  SECTION 7.1. Maintenance of Existence. Except as otherwise provided in this Agreement, preserve and maintain its corporate existence and remain in good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

                  SECTION 7.2. Conduct of Business. Continue to engage principally in the principal businesses conducted by it on the date hereof.

                  SECTION 7.3. Maintenance of Properties. Maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  SECTION 7.4. Maintenance of Records. Keep adequate records and books of account, in which complete entries, reflecting all financial transactions of such Person, will be made.

                  SECTION 7.5. Maintenance of Insurance. Maintain insurance covering its assets and its business with financially sound and reputable insurance companies or associations properly licensed to do business in New York and in the other jurisdictions where inventory is located in such amounts and covering such risks (including, without limitation, products liability) as are usually carried by companies engaged in the same or a similar business and similarly situated and as are required by the Facility Documents. The Borrower shall provide the Banks notice that such policies have been paid in full and shall deliver certified copies of the policy or policies of such insurance or certificates of insurance to the Banks if the Banks so request.

                  SECTION 7.6. Compliance with Laws. Comply with all applicable laws, rules, regulations and orders except where the failure to so comply would not have a material adverse effect upon the business, properties or the operations of the Borrower or of any of its Subsidiaries, or on the ability of the Borrower or any Guarantor to perform its obligations hereunder.

                  SECTION 7.7. Right of Inspection. At any reasonable time upon reasonable notice during normal business hours and from time to time, permit any Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, such Person and to discuss the affairs, finances and accounts of such Person with any of its officers and directors and such entity's independent accountants; provided, however, that unless and until a Default or Event of Default occurs and is continuing hereunder, the Banks shall not be entitled to information regarding individual store performance and after the occurrence and during the continuance of a Default or an Event of Default, the provisions of
Section 7.8(k) hereof shall govern.

                  SECTION 7.8. Reporting Requirements. Furnish directly to each of the Banks:

                  (a) (1) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, audited, consolidated financial statements of the Borrower and its Subsidiaries, which shall include consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, together with consolidated income statements and statements of cash flows of the Borrower and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with GAAP and accompanied by an unqualified opinion on such consolidated financial statements by independent certified public accountants reasonably acceptable to the Banks; and (2) if any Guarantor has annual revenues in excess of $1,000,000 or assets of $500,000 at any time during the term hereof, corresponding consolidating financial statements of the Borrower, the Guarantors and their respective Subsidiaries, all prepared by or under the supervision of the Chief Financial Officer of the Borrower in accordance with GAAP;

                  (b) as soon as available and in any event within 45 days after the end of each of the first, second and third quarters of each fiscal year of the Borrower, unaudited financial statements of the Borrower, which shall include unaudited balance sheets of the Borrower as of the end of each such quarter, together with income statements and statements of cash flows of the Borrower for each such quarterly period and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared by or under the supervision of the chief financial officer of the Borrower in accordance with GAAP (subject to year-end adjustments and except for the absence of notes thereto prepared in accordance with GAAP) and, if any Subsidiary has revenues in excess of $1,000,000 or assets of $500,000 or more at any time during the terms hereof, the financial statements required to be delivered pursuant to this clause (b) shall be consolidated and consolidating statements for the Borrower and its Subsidiaries;

                  (c) simultaneously with the delivery of the financial reporting statements referred to in (a) and (b) above, a certificate of the chief financial officer of the Borrower, certifying that to the best of his knowledge (i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenants contained in Article 9, and (ii) such financial statements have been prepared in accordance with GAAP (subject, in the case of interim statements, to year end adjustments and except for the absence of notes thereto prepared in accordance with GAAP);

                  (d) simultaneously with the delivery of the annual financial statements referred to in Section 7.8(a) above, a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                  (e) promptly after the Borrower or any of its Subsidiaries becomes aware of the commencement thereof, (i) notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries that are not covered by insurance in which the maximum amount of damages claimed exceeds $100,000 and (ii) notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries relating to any alleged violations of any Environmental Law;

                  (f) immediately after the Borrower or any of its Subsidiaries has knowledge that any Default or Event of Default has occurred, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

                  (g) as soon as possible and in any event within five Banking Days after the Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

                       (i) any Reportable Event;

                       (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                       (iii) the institution by PBGC of proceedings under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                       (iv) receipt by the Borrower or ERISA Affiliate of notice from a Multiemployer Plan of the complete or partial withdrawal by the Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan imposing withdrawal liability (as of the date of such notification) exceeding $250,000 or requiring payments exceeding $250,000 per annum;

                       (v) receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA if the aggregate annual contributions of the Borrower and all ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been increased by over amounts contributed to such Multiemployer Plans for the plan year immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $250,000; and

                       (vi) the institution of a proceeding by a fiduciary or any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce
Section 515 of ERISA for delinquent contributions in excess of $100,000 which proceeding is not dismissed within 30 days;

                  (h) promptly after the furnishing thereof, copies of any reports or records required to be filed with or furnished to any insurance carriers or governmental authorities relating to Hazardous Substances located on any of real properties owned or occupied by the Borrower or any of its Subsidiaries;

                  (i) promptly after such judgment, decree or order is entered, notice of any judgment, decree or order entered against the Borrower or any of its Subsidiaries if not covered by insurance, in which the Borrower or any of its Subsidiaries is obligated to pay $100,000 or more;

                  (j) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders as such, and copies of all annual or quarterly reports, proxy statements, reports on form 8-K and all final registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, any state securities administrator or any national securities exchange; and

                  (k) such other information respecting the condition or operations, financial or otherwise of the Borrower or any of its Subsidiaries or ERISA Affiliates, including copies of other reports filed from time to time within the Securities and Exchange Commission, as the Banks may from time to time reasonably request; provided, however, that unless a Default or Event of Default is then existing hereunder, the Agent and the Banks shall not be entitled to request information on individual store performance. Upon the occurrence and during the continuance of a Default or an Event of Default, the Agent and the Banks shall be entitled to request such information and such information shall be made available for review only at the office of the Borrower; provided, further, that such information shall consist only of sales, gross margins and net income on an individual store basis for the current year and the prior year and that individual stores will not be identified by location. In addition, whether or not a Default or Event of Default has occurred hereunder, any management letter made available by the Borrower to its auditors shall be made available at the request of the Agent or any Bank, for review only at the office of the Borrower.

                  SECTION 7.9. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Indebtedness and other material obligations of whatever nature (including any obligation for taxes or wages).

                  SECTION 7.10. Subsidiaries. Simultaneously with their creation, cause all Subsidiaries to become Guarantors hereunder and, in connection therewith to execute and deliver to the Banks, Guarantees.

                                   ARTICLE 8.
                               NEGATIVE COVENANTS.

                  So long as any of the Notes or other Obligations shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower shall not:

                  SECTION 8.1. Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except for any of the following types of Indebtedness:

                  (a) Indebtedness of the Borrower under this Agreement or the Notes;

                  (b) Indebtedness described in Schedule 8.1, and any renewals, extensions or refinancing thereof, provided that such renewals, extensions or refinancing are on terms no less favorable to the Borrower than the original terms of such Indebtedness;

                  (c) Subordinated Debt, with the prior written consent of the Banks;

                  (d) Provided that no Event of Default then exists or would result therefrom, Indebtedness of the Borrower, or any Subsidiary, secured by purchase money Liens permitted by Section 8.2 provided that the maximum amount of such Indebtedness incurred during any fiscal year shall not exceed $4,000,000;

                  (e) unsecured trade Indebtedness and customer deposits incurred in the ordinary course of business; and

                  (f) in the case of the Guarantors the guarantees of the Obligations pursuant to the Guarantees.

                  SECTION 8.2. Liens. Create, incur, assume or suffer to exist or permit any Subsidiary to create, incur or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except the following ("Permitted Liens"):

                  (a) Liens in favor of the Banks securing the Obligations pursuant to the provisions hereof;

                  (b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

                  (c) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established, including, without limitation, any landlord's lien which is being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established;

                  (d) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

                  (e) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (f) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (g) judgment and other similar Liens securing claims aggregating not more than $100,000 arising in connection with court proceedings; provided that, within 30 days after the attachment of any such Lien, the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (h) subject to the provisions of Section 8.1(d) hereof, (i) purchase money Liens on any property heretofore or hereafter acquired or the assumption of any Lien on any property existing at the time of such acquisition, or (ii) a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided, that in the case of any of
(i)-(ii) above, (i) the creation or existence of any such Lien shall not otherwise result in a Default or Event of Default with respect to any of the other provisions of this Agreement, (ii) the Indebtedness secured by such Lien shall not exceed 100% of the fair market value of the property encumbered by such Lien, and (iii) such Lien shall not encumber any property of the Borrower and its Subsidiaries other than the property so acquired;

                  (i) mortgage Liens or deeds of trust on real property owned and occupied by the Borrower or its Subsidiaries existing as of the date of this Agreement;

                  (j) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of set off or similar rights with respect to deposit accounts of the Borrower or any Subsidiary; and

                  (k) Liens set forth on Schedule 8.2 hereto.

                  SECTION 8.3. Investments. Make or permit any Subsidiary to make any loan or advance to any Person or purchase or otherwise acquire or permit any Subsidiary to purchase or otherwise acquire, any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in any Person (each of the foregoing, an "Investment"), except (i) investments in wholly-owned Subsidiaries of the Borrower, (ii) loans to officers and employees not to exceed $750,000 in the aggregate, (iii) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000, (iv) investments in publicly traded equity securities not to exceed $100,000 in the aggregate, and (v) Investments permitted under Section 8.7 hereof.

                  SECTION 8.4. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of or permit any Subsidiary to sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (except to the Borrower or to any Guarantor), except for: (a) assets disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; or (c) the sale by the Borrower or the Guarantors of assets other than in the ordinary course of business provided that the aggregate consideration paid to the Borrower or its Subsidiaries in connection with such transactions shall not exceed $5,000,000 in any fiscal year of the Borrower or $10,000,000 during the term of this Agreement and provided further that the proceeds of such asset sales are applied to repay indebtedness of the Borrower or its Subsidiaries or are reinvested in the business of the Borrower and its Subsidiaries.

                  SECTION 8.5. Transactions with Affiliates. Enter into or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (unless elsewhere restricted hereunder) (a) for transactions between the Borrower and any Subsidiary or any Subsidiary with any other Subsidiary, (b) in the ordinary course of and pursuant to the reasonable requirements of the relevant Person's business and upon fair and reasonable terms no less favorable to the relevant Person than would obtain in a comparable arm's length transaction with a Person not an Affiliate; provided that, after giving effect to any such transaction (i.e., any of the transactions referred to in any of (a)-(b) above), no Default or Event of Default shall have occurred.

                  SECTION 8.6. Mergers, Etc. Except to the extent permitted under Section 8.7 hereof, merge or consolidate with, or sell, assign, lease or otherwise dispose of or permit any Subsidiary to merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire, all or substantially all of the assets or the business of any Person, except that any Guarantor may merge with or into any other Guarantor or the Borrower hereunder, provided that, in the case of a transaction that involves the Borrower, the Borrower is the surviving entity, and provided further that, after giving effect to any such transaction, no Default or Event of Default shall have occurred.

                  SECTION 8.7. Acquisitions. Make an Acquisition or permit any Subsidiary to make an Acquisition, except that the Borrower or any Guarantor may make Acquisitions, of businesses engaged in related lines of business to the business of the Borrower or such Guarantor immediately prior to such Acquisitions, provided that the aggregate consideration paid or payable by the Borrower and/or any Guarantor in connection with any single Acquisition shall not exceed $5,000,000 and the aggregate consideration paid in connection with all such transactions shall not exceed $5,000,000 in any fiscal year of the Borrower. The provisions of this Section 8.7 shall not limit the Borrower's ability to consummate transactions constituting Pharmacy Buy-Outs.

                  SECTION 8.8. Corporate Documents; Fiscal Year. Amend, modify or supplement or permit any Subsidiary to amend, modify or supplement its certificate or articles of incorporation or by-laws or, in the case of any partnership, its partnership agreement, in any way which would materially adversely affect the ability of the Borrower or any Subsidiary to perform its obligations hereunder or change its fiscal year.

                  SECTION 8.9. Hazardous Substances; Use of Real Property. Use, or permit the use of, or permit any Subsidiary to use or permit the use of any of its real properties for conducting any manufacturing, industrial, commercial or retail business which involves in any way the introduction, manufacture, generation, processing or storage of any Hazardous Substance in violation, in any material respect, of any applicable Environmental Law.

                  SECTION 8.10. Dividends, etc. Declare or pay any dividends on its capital stock or purchase, redeem, retire or otherwise acquire any of its capital stock at any time outstanding, except that any Subsidiary wholly owned by the Borrower may declare and pay dividends to the Borrower, provided, however, the Borrower may pay dividends or purchase treasury stock in an aggregate amount not to exceed 38% of the Borrower's annual Consolidated Net Income in any year. Increases in treasury stock related to (i) withholding of stock to pay applicable taxes in connection with exercises under the Borrower's stock option plan, (ii) contributions to the Borrower's employee stock ownership plan, (iii) the portion of the Borrower's executive bonus plan paid in stock but withheld for the purpose of paying taxes on such bonuses, or (iv) shares tendered to pay the exercise price of stock options, shall be excluded from the foregoing limitations on increasing treasury stock provided that the aggregate net increase in treasury stock related to any of the events described in clauses
(i), (ii), (iii) or (iv) hereof during any fiscal year shall be less than the aggregate net increase in shareholders equity relating to such transactions during such fiscal year.

                  SECTION 8.11. Prepayments. Prepay or permit any Subsidiary to prepay any Indebtedness other than the Indebtedness arising hereunder.

                  SECTION 8.12. Other Material Adverse Change. Suffer or permit any other material adverse change in the business, properties, financial condition, prospects or operations of the Borrower or any Subsidiary; in the business, properties, financial condition, prospects or operations of the Borrower and its Subsidiaries taken as a whole; or in the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or under any of the Facility Documents.

                  SECTION 8.13. Sales of Receivables; Sale-Leasebacks. Sell, discount or otherwise dispose of or permit any Subsidiary to sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to such entity, with or without recourse, except for purposes of collection in the ordinary course of business; or sell or permit any Subsidiary to sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

                                   ARTICLE 9.
                              FINANCIAL COVENANTS.

                  So long as any of the Notes or other Obligations shall remain unpaid, or any Bank shall have any Commitment under this Agreement, the Borrower and its Subsidiaries shall:

                  SECTION 9.1. Minimum Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of not less than $64,000,000 commencing on the Closing Date and continuing through fiscal year 1997, $65,000,000 at fiscal year end 1997 and continuing through fiscal year 1998; $69,000,000 at fiscal year end 1998 and continuing through fiscal year 1999; $73,000,000 at fiscal year end 1999 and continuing through fiscal year 2000; $77,000,000 at fiscal year end 2000 and continuing through fiscal year 2001; and $79,000,000 at fiscal year end 2001 and thereafter. This covenant shall be tested quarterly.

                  SECTION 9.2. Maximum Consolidated Effective Leverage. Maintain at all times a ratio of (A) Consolidated Total Liabilities (excluding for purposes of this covenant, deferred taxes) to (B) Consolidated Tangible Net Worth of not more than 2.50:1.0. This covenant shall be tested quarterly.

                  SECTION 9.3. Minimum Fixed Charge Coverage Ratio. Maintain at all times during the periods specified below, on a consolidated basis, a ratio of (A) Consolidated EBITDA plus Consolidated Operating Rents to (B) Consolidated Interest Expense plus Consolidated Current Portion of Long Term Debt plus Capital Expenditures, on a consolidated basis, plus Consolidated Operating Rents of not less than amounts set forth below:

                       Fiscal Year                             Ratio
                       -----------                             -----
                           1997                              0.90:1.00
                           1998                              1.00:1.00
                           1999                              1.10:1.00
                   2000 and thereafter                       1.15:1.00

This covenant shall be tested quarterly on a rolling four quarters basis.

                  SECTION 9.4. Consolidated Funded Debt to Consolidated EBITDA. Maintain at all times during the periods specified below, on a consolidated basis, a ratio of (A) Consolidated Funded Debt to (B) Consolidated EBITDA of not more than the ratios specified below:

                       Fiscal Year                                Ratio
                       -----------                                -----
                           1997                                  2.50:1.0
                           1998                                  2.40:1.0
                           1999                                  2.25:1.0
                   2000 and thereafter                           2.00:1.0

This covenant shall be tested quarterly on a rolling four quarters basis.

                  SECTION 9.5. Capital Expenditures. Not make Capital Expenditures in any fiscal year on a consolidated basis in excess of the amounts listed below for such fiscal year.

                       Fiscal Year                          Maximum Consolidated
                       -----------                          Capital Expenditures
                                                            --------------------
                           1997                                 $25,000,000
                   1998 and thereafter                          $24,000,000

The maximum Capital Expenditures in any fiscal year may be increased by an amount equal to the net proceeds, but in no event more than $5,000,000 in any fiscal year, of any sales of assets other than in the ordinary course of business of the Borrower or the Guarantor, on a consolidated basis. Up to 25% of any unused Capital Expenditure allowance (before giving effect to the proviso of the preceding sentence) may be carried over to the following fiscal year; however, in no event shall any amount be carried over for more than one fiscal year. For purposes of calculating compliance with this covenant, that portion of the consideration paid by the Borrower in connection with any Pharmacy Buyout that is allocable to the purchase of inventory shall not be considered a Capital Expenditure.

                                   ARTICLE 10.
                               EVENTS OF DEFAULT.

                  SECTION 10.1. Events of Default. Any of the following events shall be an "Event of Default":

                  (a) The Borrower shall (A)(i) fail to pay the principal of any Loan or Note as and when due and payable; or (ii) fail to pay any interest on any Loan or Note or any fee or other amount due hereunder as and when due and payable and, in the case of this clause (ii) only, such failure shall continue for two days; (B) the Borrower shall fail to pay any amount when due and payable to the Administrator or either Bank in connection with a Letter of Credit; or
(C) fail to make any required prepayment as and when due and payable in accordance with the terms of this Agreement;

                  (b) Any representation or warranty made or deemed made by the Borrower or by any Guarantor in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished to the Banks at any time pursuant to any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (c) The Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.3, Section 2.7 or in Articles 4, 8 or 9 or Sections 7.7, 7.8 or 12.3; or (ii) fail to perform any other term, covenant or agreement on its part to be performed or observed (other than obligations specifically referred to in Section 10.1(a)) in any Facility Document and, in the case of this clause (ii) only, such failure shall continue for 30 consecutive days;

                  (d) The Borrower or any of its Subsidiaries shall: (i) fail to make when due any payments with respect to any Indebtedness, including but not limited to indebtedness for borrowed money (other than the payment obligations described in Section 10.1 (a) above), of the Borrower or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or, if such Indebtedness has no stated due date, before an action for collection is commenced; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any Indebtedness when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such Indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such Indebtedness; or (iii) any Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided, however that it shall not constitute an "Event of Default" hereunder unless the aggregate principal balance of all Indebtedness to which clauses (i),
(ii) and (iii) apply equals or exceeds $100,000;

                  (e) The Borrower or any of its Subsidiaries (i) shall generally not, or be unable to, or shall admit in writing its or their inability to, pay its or their debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any court or otherwise for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall, as debtor, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it or them, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or (v) by any act or omission shall indicate its or their consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more; or (vii) on a consolidated basis, shall cease to be Solvent;

                  (f) One or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate in respect of uninsured or unbonded claims shall be rendered against the Borrower, or any of its Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                  (g) An event or condition specified in Section 7.8(g) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur or in the opinion of the Bank shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of the Bank, material in relation to the financial condition, operations, business or prospects of the Borrower or any Subsidiary or, if any Plan has Unfunded Vested Liabilities in excess of 10% of the total vested liabilities of such Plan for a period of 30 consecutive days after Borrower becomes aware of such event;

                  (h) Any of the Guarantees shall at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity of enforceability thereof shall be contested by the Guarantors or any of them, or any of the Guarantors shall deny that it has any further liability or obligation under a Guarantee to which it is a party, or any Guarantor shall fail to perform any of its material obligations under any Guarantee; or

                  (i)      a Change in Control shall occur.

                  SECTION 10.2. Remedies. Upon the occurrence of any Event of Default hereunder, the Required Banks may, by notice to the Borrower, (i) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the outstanding principal of the Notes, all interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in Section 10.1(e) or Section 10.1(h) above, the Commitments shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement or the Notes shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. With respect to all Letters of Credit that shall not have expired or with respect to which presentment for honor shall not have occurred, upon the occurrence of any Event of Default, the Borrower shall, upon request by the Agent, deposit Cash Collateral in a cash collateral account opened by the Agent in an amount equal to the aggregate undrawn amount of Letters of Credit, and the unused portion thereof, if any, shall be returned to the Borrower after the respective expiration dates of the Letters of Credit and after all Obligations are paid in full.

                                   ARTICLE 11.
                        THE AGENT; RELATIONS AMONG BANKS.

                  SECTION 11.1. Appointment, Powers and Immunities of Agent. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under any other Facility Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Facility Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Facility Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Borrower, or any officer or official of the Borrower, or any other Person contained in this Agreement or any other Facility Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Facility Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or any other document or instrument referred to or provided for herein or therein, or for the failure by the Borrower to perform any of its obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. The Borrower shall pay any fee agreed to by the Borrower and the Agent with respect to the Agent's services hereunder.

                  SECTION 11.2. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Facility Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

                  SECTION 11.3. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest or fees on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 11.8) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

                  SECTION 11.4. Rights of Agent as a Bank. With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent or any Bank and their respective Affiliates may (without having to account therefor to any other Bank) accept deposits from, lend money to (on a secured or unsecured basis as otherwise permitted hereunder), and generally engage in any kind of banking, trust or other business with, the Borrower or any of its Subsidiaries (and any of their Affiliates). In the case of the Agent, it may do so as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower or any of its Subsidiaries for services in connection with this Agreement or otherwise without having to account for the same to the Banks. Although the Agent or a Bank or their respective Affiliates may in the course of such relationships and relationships with other Persons acquire information about the Borrower or any of its Subsidiaries or Affiliates and such other Persons, neither the Agent nor such Bank shall have any duty to disclose such information to the other Banks except as otherwise required pursuant to Facility Documents.

                  SECTION 11.5. Indemnification of Agent. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 12.3 or under the applicable provisions of any other Facility Document, but without limiting the obligations of the Borrower under Section 12.3 or such provisions), ratably in accordance with the respective Obligations of the Borrower then due and payable to each of them (or, if no Loans or Letters of Credit are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under
Section 12.3 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                  SECTION 11.6. Documents. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Facility Document to be delivered to the Agent for such Bank.

                  SECTION 11.7. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Facility Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other Facility Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of the Agent or of its Affiliates. The Agent shall not be required to file this Agreement, any other Facility Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein, to anyone.

                  SECTION 11.8. Failure of Agent to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 11.5 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  SECTION 11.9. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof at least thirty Banking Days prior thereto to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank. The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Borrower and the other Banks. Upon the acceptance by a successor Agent of any appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The retiring Agent shall execute all documents or instruments of assignment as shall be necessary to vest in the successor Agent all rights of the retiring Agent hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

                  SECTION 11.10. Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Facility Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

                  SECTION 11.11. Liability of Agent. The Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any other Facility Document.

                  SECTION 11.12. Transfer of Agency Function. Without the consent of the Borrower or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Borrower and the Banks thereof.

                  SECTION 11.13. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (either one as appropriate being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Agent of the proceeds of a Loan or the Borrower is to make Payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day

(when the Agent recovers such amount from a Bank) or equal to the rate of interest applicable to such Loan (when the Agent recovers such amount from the Borrower) and, if such recipient shall fail to make such payment promptly, the Agent shall be entitled to recover such amount, on demand, from the Payor, with interest as aforesaid.

                  SECTION 11.14. Withholding Taxes. Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by the Borrower is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Bank will furnish to the Agent, no less frequently than annually, Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank's exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or such Bank's Commitment until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

                  SECTION 11.15. Several Obligations and Rights of Banks. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

                  SECTION 11.16. Pro Rata Treatment of Loans, Etc. Except to the extent otherwise provided: (a) each borrowing under Section 2.4 or Section 3.1 shall be made from the Banks, each reduction or termination of the amount of the Commitments under Section 2.7 shall be applied to the Commitments of the Banks, and each payment of the fees referenced in Article 3, shall be made by and held for the account of the Banks, pro rata in accordance with their respective Commitment Proportions; (b) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Agent for the account of the Banks holding Loans of such type and Interest Period pro rata in accordance with the respective unpaid principal amounts of such Loans of such Interest Period held by such Banks.

                  SECTION 11.17. Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Banks a participation in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end the Banks shall make appropriate adjustments among themselves (by the resale of any such participation sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of the Borrower.

                                   ARTICLE 12.
                                 MISCELLANEOUS.

                  SECTION 12.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Required Banks, and any provision of this Agreement may be waived by the Borrower and by an instrument signed by the Required Banks (if such provision requires performance by the Borrower), including, but not limited to, any Event of Default; provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks: (a) increase or extend the term, or extend the time or waive any requirement for the reduction or termination of or otherwise change the Commitment or the obligation to make Loans of any Bank, (b) extend the date fixed for the payment of principal of or interest on any Loan,
(c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee payable hereunder, (d) amend or waive compliance with the provisions of Article 9 hereof, (e) alter the terms of this
Section 12.1, (f) change the fees payable to any Bank except as expressly otherwise provided herein, (g) permit the Borrower, or any of the Guarantors, to transfer or assign any of its obligations hereunder or under the Facility Documents, (h) release the security interest in and Lien on or the right to a security interest in and Lien on any collateral, or (i) change the definition of the term "Required Banks." No failure on the part of any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 12.2. Usury. Anything herein to the contrary notwithstanding, the Obligations shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank. If any of the above-referenced payments of interest, together with any other charges or fees deemed in the nature of interest, exceed the maximum legal rate, then the Banks shall have the right to make such adjustments as are necessary to reduce any such aggregate interest rate (based on the foregoing aggregate amount) to the maximum legal rate, and if any Bank ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Borrower. The Borrower waives any right to prior notice of such adjustment and further agrees that any such adjustment may be made by the Banks subsequent to notification from the Borrower that such aggregate interest charged exceeds the maximum legal rate.

                  SECTION 12.3. Expenses and Indemnification. The Borrower shall reimburse each of the Banks on demand for all reasonable costs, expenses and charges (including, without limitation, reasonable fees and charges of such Banks' special counsel, Rivkin, Radler & Kremer up to a cap of $20,000, plus disbursements) incurred in connection with or relation to the documentation, negotiation and closing of the transactions contemplated hereby. Without limiting the generality of the foregoing, the Borrower shall pay all recording fees and charges and recording taxes incurred by any of the Banks hereunder or in connection herewith. In addition, the Borrower shall reimburse each Bank for all of its reasonable costs and expenses in connection with the perfection, protection, enforcement or preservation of any rights under this Agreement, the Notes or the other Facility Documents. The Borrower agrees to indemnify each Bank and their respective directors, officers, employees, representatives and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind (including, without limitation, the reasonable fees and expenses of counsel for such Person in connection with any investigative, administrative or judicial proceeding, whether or not such Person shall be designated a party thereto) incurred by any of them (or the Agent in connection with their actions in their respective capacities hereunder) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to or arising out of this Agreement, any actual or proposed use by the Borrower of the proceeds of the Loans or any Letters of Credit, or to the failure of the Borrower to perform or observe any of the terms, covenants or conditions on its part to be performed or observed under this Agreement or under any of the Facility Documents. The indemnity provided in this Section shall not extend to any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, willful misconduct or bad faith of the Person to be indemnified.

                  SECTION 12.4. Survival. The obligations of the Borrower under
Article 4 and Section 12.3 shall survive the repayment of the Loans and the Termination Date for a period corresponding to the maximum applicable statute of limitations in effect in the State of New York from time to time.

                  SECTION 12.5.  Assignment; Participation; Confidentiality.

                  (a) This Agreement shall be binding upon, and shall inure to the benefit of Borrower, the Banks and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder. Each Bank may sell participations in or, with the prior written consent (except in the case of an assignment to another Bank) of the Borrower which shall not be unreasonably withheld and which shall not be required during the occurrence and continuance of an Event of Default, assign all or any part of any Loan to another bank or other entity, in which event (a) in the case of an assignment, upon notice thereof by the Bank to the Borrower and upon execution and delivery by the assignee to the Borrower and the

Agent of an instrument in writing pursuant to which such assignee agrees to become a "Bank" hereunder (if not already a Bank) having the Commitments, Loans, and, if applicable, participation interest in the assigning Bank's liability under Letters of Credit specified in such instrument., the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations (including, without limitation, a ratable assumption of the assigning Bank's Commitment and Commitment Proportion hereunder) as it would have if it were a Bank hereunder; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by the Borrower under Articles 2 and 3 shall be determined as if such Bank had not sold such participation. In no event shall a Bank that sells a participation agree with the participant to take or refrain from taking any action hereunder except that such Bank may agree with the participant that it will not, without the consent of the participant, agree to
(i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Bank's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, reimbursement obligations with respect to Letters of Credit or any portion of any fee hereunder payable to the Participant, or (iii) reduce the amount of any such payment of principal. Subject to the provisions of subparagraph (b) below, such Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants). There shall be no limit on the number of assignments or participants that may be granted by any Bank. Notwithstanding any such assignment, any rights and remedies available to the Borrower for any breaches by an assigning Bank of its obligations hereunder while a Bank shall be preserved after such assignment and such Bank shall not be relieved of any liability to the Borrower due to such breach. Each Bank will have the right to pledge and assign as collateral to a Federal Reserve Bank all or a portion of its interests hereunder.

                  (b) The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by each Bank or by one or more of their respective affiliates and (b) acknowledges that information delivered to each Bank by such entity may be provided to each such Affiliate. Notwithstanding the foregoing, the Banks agree to maintain and to endeavor to cause their affiliates to maintain all non-public information which is furnished to them hereunder or under or in connection with any Facility Document in confidence and not to disclose any such information to third parties (except as provided in the preceding sentence); provided, however; that no Bank will be liable to the Borrower or to any of its Subsidiaries for the failure to cause such Bank's Affiliates to maintain in confidence and not disclose any such information, in the absence of gross negligence or willful misconduct on the part of any such Bank; and further provided, however, that the Banks and their Affiliates referred to above may disclose such information (i) to their legal counsel, auditors, appraisers or consultants in connection with the transactions contemplated hereby (provided that such persons are advised of the confidential nature of such information and of the Banks' confidentiality obligations hereunder), (ii) to any regulatory authority having jurisdiction over them,
(iii) to prospective participants or assignees of the Commitments (provided that such prospective participants or assignees execute a confidentiality agreement on substantially the terms hereof), (iv) as required by law or (v) in response to credit inquiries, provided that with respect to Section 12.5(b) (v) only, the Borrower has consented in writing to such disclosure.

                  SECTION 12.6. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Borrower by certified or registered mail or by recognized overnight delivery services to such party at its address on the signature page of this Agreement. In addition, notices of borrowing pursuant to Section 2.4 may be delivered by telecopier, provided that such telecopied notices shall be confirmed by sending the original signed copy of such notice to the Banks by certified or registered mail or by recognized overnight delivery services. Initially, notice shall be delivered to each party hereto at the addresses set forth on the signature page hereof. Notices shall be effective: (a) if given by registered or certified mail, 72 hours after deposit in the mails with postage prepaid, addressed as aforesaid; or (b) if given by recognized overnight delivery service, on the Banking Day following deposit with such service addressed as aforesaid; or (c) if given by telecopy, when the telecopy is transmitted to the telecopy number as aforesaid and confirmed with a confirmation receipt.

                  SECTION 12.7. Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option without any prior notice to the Borrower (any such notice being expressly waived by the Borrower to the extent permitted by applicable law), to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any offices of such Bank or any of its Affiliates, in Dollars or in any other currency, against any amount payable by the Borrower to such Bank under this Agreement or such Bank's Note which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that such Bank's failure to give such notice shall not affect the validity thereof. Payments by the Borrower thereof hereunder shall be made without setoff or counterclaim.

                  SECTION 12.8.  Jurisdiction; Immunities.

                  (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NASSAU OR SUFFOLK COUNTIES OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY CERTIFIED OR REGISTERED MAIL) OF COPIES OF SUCH PROCESS TO THE BORROWER AT THE ADDRESS SPECIFIED IN SECTION 12.6. THE BORROWER AGREES THAT A FINAL JUDGMENT (INCLUDING ANY APPLICABLE APPEALS) IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS

OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST ANY BANK SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK, NASSAU OR SUFFOLK COUNTY. EACH OF THE BANKS AND THE BORROWER WAIVE ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH RESPECT TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS.

                  (b) NOTHING IN THIS SECTION 12.8 SHALL AFFECT THE RIGHT OF ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER, OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

                  (c) TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE NOTES.

                  SECTION 12.9. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

                  SECTION 12.10. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  SECTION 12.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

                  SECTION 12.12. Integration. The Facility Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

                  SECTION 12.13. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of New York.

                  SECTION 12.14. Relief from Bankruptcy Stay. The Borrower agrees that, in the event that the Borrower, any Guarantor or any of the persons or parties constituting the Borrower or a Guarantor shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended ("Bankruptcy Code"),
(ii) be the subject of any order for relief issued under the Bankruptcy Code,
(iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator, or (v) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against such readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors, the Banks shall thereupon be entitled and the Borrower irrevocably consents to immediate and unconditional relief from automatic stay by Section 362 of the Bankruptcy Code, or otherwise available to the Banks as provided for herein, in the Notes, other Facility Documents delivered in connection herewith and as otherwise provided by law, and the Borrower hereby irrevocably waives any right to object to such relief and will not contest any motion by the Banks seeking relief from the automatic stay and the Borrower will cooperate with the Banks, in any manner requested by the Banks, in their efforts to obtain relief from any such stay or other prohibition.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                  GENOVESE DRUG STORES, INC.

                  By: /s/ Jerome Stengel
                      -----------------------
                  Name:    Jerome Stengel
                  Title:   Vice President /Chief Financial Officer

         Address for Notices :   Genovese Drug Stores, Inc.
                                 80 Marcus Drive
                                 Melville, New York  11747
                                 Attn.:  Jerome Stengel

                                 Telephone No.:   (516) 845-8211
                                 Telefax No.:     (516) 845-8378

BANKS:

                  FLEET BANK, NATIONAL ASSOCIATION


                  By: /s/ Alice B. Adelberg
                      ----------------------
                  Name: Alice B. Adelberg
                  Title:  Vice President

                  Lending Office and Address for Notices:

                  Fleet Bank, National Association
                  300 Broad Hollow Road
                  Melville, New York 11747
                  Attention:  Alice B. Adelberg, Vice President
                  Telephone No.: (516) 547-7776
                  Telefax No.: (516) 547-7815


                  THE BANK OF NEW YORK


                  By: /s/ Adam Ostrach
                      ---------------------
                  Name:  Adam Ostrach
                  Title:  Vice President

                  Lending Office and Address for Notices:

                  The Bank of New York
                  1401 Franklin Avenue
                  Garden City, NY   11530
                  Attention: Genovese Drug Stores, Inc. Account Officer Telephone No.: (516) 294-2116
                  Telefax No.:  (516) 294-2055

                  STATE STREET BANK AND TRUST COMPANY


                  By: /s/ John D. Gaziano, Jr.
                      --------------------------
                  Name: John D. Gaziano, Jr.
                  Title:  Vice President

                  Lending Office and Address for Notices:

                  State Street Bank and Trust Company
                  225 Franklin Street
                  Boston, MA  02110
                  Attn.:  John D. Gaziano, Jr.
                  Telephone No.:  (617) 654-3587
                  Telefax No.:  (617) 654-4176



FOR THE PURPOSES OF THE REPRESENTATIONS SET FORTH IN ARTICLE 6:

                  GENPLUS MANAGED CARE, INC.


                  By: /s/ Jerome Stengel
                      --------------------
                  Name:  Jerome Stengel
                  Title:    Vice President - Finance

                              EXHIBITS AND SCHEDULES

         Exhibit A                  Form of Note.................................................
         Exhibit B                  Form or Guarantee............................................
         Exhibit C                  Opinion of Counsel...........................................
         Schedule 2.6               Existing Letters of Credit...................................
         Schedule 6.8               ERISA Matters................................................
         Schedule 6.9               Subsidiaries.................................................
         Schedule 6.10              Credit Arrangements..........................................
         Schedule 6.20              Names used during Preceding 5 years..........................
         Schedule 8.1               Indebtedness.................................................
         Schedule 8.2               Liens........................................................